UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                  )      Chapter 11
                                        )
LOEHMANN'S, INC.,                       )      Case No. 99-1138 (MFW)
                                        )
                         Debtor.        )


                            SECOND AMENDED DISCLOSURE
                      STATEMENT ACCOMPANYING SECOND AMENDED
                PLAN OF REORGANIZATION OF LOEHMANN'S, INC. UNDER
         CHAPTER 11 OF THE BANKRUPTCY CODE AS MODIFIED ON JULY 28, 2000


PAUL, WEISS, RIFKIND, WHARTON                    YOUNG CONAWAY STARGATT
  & GARRISON                                       & TAYLOR, LLP
Alan W. Kornberg                                 James L. Patton, Jr.
Jeffrey D. Saferstein                            Pauline K. Morgan
Susan E. Welber                                  1110 N. Market Street
1285 Avenue of the Americas                      P.O. Box 391
New York, New York  10019-6064                   Rodney Square North, 11th Floor
(212) 373-3000                                   Wilmington, Delaware  19801
                                                 (302) 571-6600


                              Dated: July 28, 2000

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. ALL CREDITORS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE SECTION X, "CERTAIN RISK FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

         CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

         THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTOR, ITS BUSINESS AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTOR. NEITHER THE DEBTOR NOR ANY OTHER PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH INFORMATION.

         THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT. ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

         AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING THE DEBTOR, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER. AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTOR, OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

                               TABLE OF CONTENTS

                                                                            Page

I.       INTRODUCTION..........................................................1
         A.       Holders of Claims Entitled to Vote...........................3
         B.       Voting Procedures............................................3
         C.       Confirmation Hearing.........................................4

II.      OVERVIEW OF THE PLAN..................................................5

III.     OVERVIEW OF CHAPTER 11................................................7

IV.      DESCRIPTION OF THE DEBTOR'S BUSINESS..................................8
         A.       Overview.....................................................8
         B.       History......................................................8
         C.       Merchandising................................................9
         D.       Pricing.....................................................10
         E.       Distribution................................................10
         F.       Store Operations............................................10
         G.       Store Layout................................................11
         H.       Marketing and Advertising...................................11
         I.       Store Locations.............................................12
         J.       Competition.................................................12
         K.       Employees...................................................13
         L.       Trademark and Service Mark..................................13
         M.       Properties..................................................13
         N.       The Prepetition Loan Documents..............................14
         O.       Industrial Development Bonds................................14

V.       KEY EVENTS LEADING TO COMMENCEMENT
         OF THE CHAPTER 11 CASE...............................................15
         A.       Decrease in Overall Store Performance and Operating Results.15
                  1        Market Trends .....................................15
                  2        Effects of High Leverage...........................16
         B.       Discussions with Financial Advisors and Trade Creditors.....16
         C.       Defaults under Indenture....................................16

VI.      STEPS TAKEN TO STRENGTHEN THE DEBTOR'S FINANCIAL
         PERFORMANCE AND OPERATIONS...........................................17
         A.       Re-Emphasize The Back Room..................................17
         B.       Offer Consistent Value......................................17
         C.       Enhance Brand Image.........................................18
         D.       Re-Emphasize Core Assortment ...............................18

                                                                            Page

         E.       Focus on Core Markets.......................................18
         F.       Improve Customer Service....................................19

VII.     THE CHAPTER 11 CASE..................................................19
         A.       Significant "First Day" Motions During the Chapter 11 Case..19
         B.       DIP Credit Facility.........................................20
         C.       The Official Committee of Unsecured Creditors...............21
         D.       Other Professionals Retained by Debtor......................21
         E.       Management Retention and Severance Plan.....................21
         F.       Store Closings..............................................22
         G.       Last Date to File Proofs of Claim...........................22
         H.       Assumption/Rejection of Leases and Executory Contracts......22
         I.       First Amended Disclosure Statement/Agreement With Informal
                  Noteholders Committee.......................................23
         J.       Second Amended Disclosure Statement/Plan Confirmation
                  Hearing ....................................................23

VIII.    SUMMARY OF THE PLAN OF REORGANIZATION................................24
         A.       Introduction................................................24
         B.       Classification and Treatment of Administrative Claims,
                   Claims and Equity Interests Under the Plan.................24
                  1        Unclassified -- Administrative Claims..............26
                  2        Unclassified -- Professional Compensation and
                           Reimbursement Claims...............................26
                  3        Unclassified -- Priority Tax Claims................27
                  4        Class 1 -- Other Priority Claims...................28
                  5        Class 2-- Other Secured Claims.....................28
                  6        Class 3-- DIP Financing Claims.....................29
                  7        Class 4-- Convenience Claims.......................29
                  8        Class 5-- General Unsecured Claims.................30
                  9        Class 6-- Equity Interests.........................32
         C.       Provisions Regarding Corporate Governance and Management of
                  Loehmann's Holdings and the Reorganized Debtor..............32
                  1        Formation of Loehmann's Holdings...................32
                           (a)      Board of Directors........................32
                           (b)      Officers of Loehmann's Holdings...........33
                           (c)      Loehmann's Holdings Certificate of
                                    Incorporation and By-
                                    Laws......................................33
                  3        Reorganized Loehmann's.............................33
                           (a)      Board of Directors........................33
                           (b)      Officers of Reorganized Loehmann's........33
                           (c)      Amended Certificate of Incorporation
                                    and Amended Loehmann's By-Laws............34
                  4        Securities to be Issued Pursuant to the Plan.......34

                                                                            Page


                           (a)      New Common Stock..........................34
                           (b)      New Senior Notes..........................34
         D.       Securities Laws Matters.....................................36
         E.       Equity Incentive Plan.......................................36
                  1        Loehmann's Holdings' Equity Incentive Plan.........36
                  2        Description of Loehmann's Holdings' Equity
                           Incentive Plan.....................................36
         F.       Distributions Under the Plan................................38
                  1        Method of Distributions under the Plan.............38
                           (a)      Date and Delivery of Distributions........38
                           (b)      Distribution of Cash......................38
                           (c)      Effective Date Distributions..............38
                           (d)      Distributions on Subsequent
                                    Distribution Dates........................38
                           (e)      Distributions on the Final
                                    Distribution Date.........................39
                           (f)      Reserve Shares and Notes for
                                    Disputed Claims...........................39
                           (g)      Unclaimed Distributions...................40
                           (h)      Saturdays, Sundays, or Legal Holidays.....40
                           (i)      Fractional Notes and Fractional Shares....40
                           (j)      Distributions to Holders as of the
                                    Record Date...............................41
                           (k)      Senior Note Indenture Trustee's Fees
                                    and Expenses..............................41
                  2        Disputed General Unsecured Claims..................41
         G.       Objections to and Resolution of Administrative Claims and
                  Claims; Administrative and Priority Claims Reserve..........41
                  1        Objections to and Resolution of Administrative
                           Claims and Claims..................................41
                  2        Administrative, Priority and Convenience
                           Claims Reserve.....................................42
                           (a)      Establishment of Administrative,
                                    Priority and Convenience Claims Reserve...42
                           (b)      Cash Held in Administrative, Priority
                                    and Convenience Priority Claims Reserve...42
                  3        Allowance of Disputed Administrative, Priority
                           and Convenience Claims.............................42
                  4        Release of Shares and Notes from Disputed
                           Claims Reserve.....................................43
         H.       Allocation of Consideration.................................43
         I.       Cancellation and Surrender of Existing Securities and
                  Agreements..................................................43
         J.       Administrative Claims of Indenture Trustee..................44
         K.       Nonconsensual Confirmation..................................44
         L. Implementation of the Plan, the Amended Certificate of Incorporation, the Amended By-Laws and Other Implementation
                  Documents...................................................44
         M.       Effect of Confirmation of the Plan..........................45
                  1        Continued Corporate Existence......................45

                                                                            Page


                  2        Vesting of Assets..................................45
                  3        Discharge of the Debtor............................45
                  4        Injunction.........................................46
                  5        Extinguishment of Causes of Action Under the Avoiding
                           Power Provisions...................................46
                  6        Votes Solicited in Good Faith......................46
                  7        Administrative Claims Incurred after the Confirmation
                           Date...............................................47
                  8        The Debtor's Release...............................47
                  9        Exculpation and Release and Injunction of Released
                           Parties............................................48
                           (a)      Exculpation...............................48
                           (b)      Injunction................................48
                  10       Limitation of Governmental Release.................48
                  11       Term of Bankruptcy Injunction or Stays.............48
                  12       Preservation of Insurance..........................49
                  13       Officers' and Directors' Indemnification Rights and
                           Insurance..........................................49
         N.       Retention of Jurisdiction...................................49
         O.       Miscellaneous Provisions....................................50
                  1        Payment of Statutory Fees..........................50
                  2        Dissolution of Creditors Committee.................50
                  3        Modification of the Plan...........................50
                  4        Governing Law......................................50
                  5        Filing or Execution of Additional Documents........50
                  6        Withholding and Reporting Requirements.............51
                  7        Exemption from Transfer Taxes......................51
                  8        Section 1145 Exemption.............................51
                  9        Waiver of Federal Rule of Civil Procedure 62(a)....51
                  10       Plan Supplement....................................51
                  11       Setoff by the United States........................52
         P.       Executory Contracts and Unexpired Leases....................52
         Q.       Benefit Plans...............................................52

IX.      PROJECTIONS AND VALUATION ANALYSIS...................................53
         A.       Projections.................................................53
         B.       Valuation...................................................55

X.       CERTAIN RISK FACTORS TO BE CONSIDERED................................56
         A.       Projected Financial Information.............................57
         B.       Ability to Refinance Certain Indebtedness and Restrictions
                  Imposed by Indebtedness.....................................57

                                                                            Page


         C.       Competitive Conditions and Need to Fund Future Capital
                  Requirements................................................58
         D.       Significant Holders.........................................58
         E.       Lack of Established Market for New Common Stock.............58
         F.       Lack of Trading Market for New Notes........................59
         G.       Dividend Policies...........................................59
         H.       Certain Bankruptcy Law Considerations.......................59
                  1        Risk of Non-Confirmation of the Plan...............59
                  2        Risk of Non-Occurrence of the Effective Date.......59
         I.       Certain Tax Matters.........................................60

XI.      CONFIRMATION PROCEDURE...............................................60
         A.       Solicitation of Votes.......................................60
         B.       The Confirmation Hearing....................................61
         C.       Confirmation................................................61
                  1        Acceptance.........................................62
                  2        Unfair Discrimination and Fair and Equitable Tests.62
                           (a)      Secured Creditors.........................62
                           (b)      Unsecured Creditors.......................62
                           (c)      Equity Interests..........................62
                  3        Feasibility........................................63
                  4        Best Interests Test................................64

XII.     EFFECTIVENESS OF THE PLAN............................................65
         A.       Conditions Precedent to Effectiveness.......................65
         B.       Waiver of Conditions........................................66
         C.       Effect of Failure of Conditions.............................66
         D.       Vacatur of Plan.............................................66

XIII.    SECURITIES LAWS MATTERS..............................................67
         A.       Bankruptcy Code Exemptions from Registration Requirements...67
                  1        Initial Offer and Sale of Plan Securities..........67
                  2        Subsequent Transfers of Plan Securities............67
                  3        Certain Transactions by Stockbrokers...............70
         B.       Registration Rights.........................................70

XIV.     FINANCIAL INFORMATION................................................71
         A.       Financial Statements........................................71
         B.       Management's Discussion and Analysis of Financial Condition
                  and Results of Operations...................................71
         C.       Recent Performance..........................................71

                                                                            Page

XV.      ALTERNATIVES TO CONFIRMATION AND
         CONSUMMATION OF THE PLAN.............................................71
         A.       Liquidation Under Chapter 7.................................72
         B.       Alternative Plan of Reorganization..........................72

XVI.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
          OF THE PLAN.........................................................72
         A.       Consequences to Creditors...................................73
                  1        Tax Securities.....................................73
                  2        Claims and Consideration Constituting Tax
                           Securities.........................................74
                  3        Claims or Consideration not Constituting
                           Tax Securities.....................................75
                  4        Application of OID Rules...........................76
         B.       Consequences to the Debtor..................................77
                  1        Cancellation of Debt...............................77
                  2        Applicable High-Yield Discount Obligations.........77
                  3        Alternative Minimum Tax............................78
         C.       Additional Tax Considerations for All Claim Holders.........78
                  1        Distributions in Discharge of Accrued Interest.....78
                  2        Subsequent Sale of New Senior Notes or New Common
                           Stock..............................................79
                  3        Market Discount....................................79

XVII.    CONCLUSION...........................................................80

                                       I.

                                  INTRODUCTION

                  On May 18, 1999 (the "PETITION DATE"), Loehmann's, Inc. ("LOEHMANN'S" or the "DEBTOR") filed a petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "COURT"). On July 12, 2000, Loehmann's filed its proposed second amended plan of reorganization, dated July 12, 2000.1/ On July 28, 2000, Loehmann's filed a modified version of its Second Amended Plan of Reorganization (as it may be amended, modified or supplemented, the "PLAN"), which sets forth the manner in which Claims against and Equity Interests in the Debtor will be treated. This Second Amended Disclosure Statement, as modified on July 28, 2000 (the "DISCLOSURE STATEMENT") describes certain aspects of the Plan the Debtor's business and related matters. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  After a long and careful review of the Debtor's business and its prospects as a going concern, the Debtor, in consultation with its legal and financial advisors and the official committee of unsecured creditors appointed by the United States Trustee in this case (the "CREDITORS COMMITTEE") and the Creditors Committee's legal and financial advisors, concluded that recoveries to creditors and equity holders would be maximized by the Debtor's continued operation as a going concern under the terms of the Plan. In other words, the Debtor is worth more to its creditors and equity holders as a going concern than it would be upon liquidation. To achieve that higher value, the Plan contemplates: (i) payment in full of (a) Priority Tax Claims, (b) Other Priority Claims, (c) Other Secured Claims, and (d) DIP Financing Claims; (ii) Cash payment to holders of Allowed Claims of less than $2,000 or to those who elect to reduce their Claim to $2,000; (iii) the Pro Rata distribution of 3,333,333 to 5,000,000 shares in New Common Stock (subject to increase in accordance with the management Equity Incentive Plan described in Section VIII.E) and up to $25,000,000 in New Senior Notes to holders of Allowed General Unsecured Claims, including holders of Senior Notes; and (iv) the cancellation of Equity Interests in the Debtor.

                  This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code to holders of Claims against the Debtor in connection with (i) the solicitation of acceptances of the Debtor's Plan and
(ii) the hearing to consider confirmation of the Plan (the "CONFIRMATION HEARING") scheduled for September 6, 2000, at 10:30 a.m., Eastern Time.

------------------------
1/ For a description of events leading up to the Debtor's filing of a second amended Plan and Disclosure Statement, SEE Section VII.I, "First Amended Disclosure Statement/Agreement With Informal Noteholders Committee."

                  Attached as Exhibits to this Disclosure Statement are copies of the following:

         o        The Plan (Exhibit A);

         o An Order of the Court dated July 28, 2000 (the "DISCLOSURE STATEMENT ORDER"), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

         o        Loehmann's, Inc. 1999 Form 10-K and Annual Report (Exhibit C);

         o        Loehmann's, Inc. Projected Financial Information (Exhibit D);

         o        Loehmann's, Inc. Liquidation Analysis (Exhibit E);

         o        Loehmann's, Inc. April 29, 2000 Form 10-Q (Exhibit F);

         o        Loehmann's, Inc. Recovery Analysis (Exhibit G); and

                  In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

                  On July 28, 2000, after notice and a hearing, the Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor's creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read in their entirety the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

         A.       HOLDERS OF CLAIMS ENTITLED TO VOTE

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

                  Classes 4 (Convenience Claims), 5 (General Unsecured Claims) and 6 (Equity Interests) of the Plan are impaired. To the extent Claims in Classes 4 and 5 are Allowed Claims, the holders of such Claims are entitled to vote to accept or reject the Plan. Holders of Equity Interests in Class 6 shall receive no distribution under the Plan and pursuant to section 1126(g) of the Bankruptcy Code are therefore deemed to have rejected the Plan. Classes 1, 2 and 3 of the Plan are unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, holders of Claims in Classes 1, 2 and 3 are conclusively deemed to have accepted the Plan.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, SEE Section XI, "Confirmation Procedure."

                  If either of the classes of Claims entitled to vote on the Plan votes to reject the Plan, the Debtor intends to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing. For a more detailed description of the requirements for confirmation of a nonconsensual plan, SEE Sections XI.C and XI.C.2, "Confirmation Procedure" and "Unfair Discrimination and Fair and Equitable Tests."

         B.       VOTING PROCEDURES

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold a Claim in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims. Please vote and return your Ballot(s).

                  If you received a Ballot from a broker, bank or other institution, return the completed Ballot to such broker, bank or institution promptly so that it can be forwarded to the Debtor's tabulation agent, Logan & Company, Inc. If you received Ballot(s) from the Debtor, please vote and return your Ballot(s) directly to the following address:

                              Logan & Company, Inc.
                              546 Valley Road
                              Upper Montclair, NJ  07043
                              Attn:   Loehmann's, Inc.
                                      Balloting Center

                  DO NOT RETURN YOUR NOTES OR ANY OTHER INSTRUMENTS OR AGREEMENTS THAT YOU MAY HAVE WITH YOUR BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME, ON AUGUST 30, 2000.

                  Any Claim in Class 4 or 5 as to which an objection or request for estimation is pending or which is scheduled by the Debtor as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Court temporarily allowing such Claim for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Court set July 27, 2000 as the record date for voting on the Plan. Accordingly, only holders of record as of July 27, 2000 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Logan & Company, Inc. at (973) 509-3190 from 10:00 a.m. to 4:00 p.m. Monday through Friday.

         C.       CONFIRMATION HEARING

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on September 6, 2000 at 10:30 a.m. Eastern Time, before the Honorable Mary F. Walrath, United States Bankruptcy Court, 824 North Market Street, Wilmington, Delaware. The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before August 30, 2000 at 4:00 p.m., Eastern Time, in the manner described below in Section XI.B, "The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE DEBTOR BELIEVES THAT THE PLAN WILL ENABLE IT TO REORGANIZE SUCCESSFULLY AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR AND ITS CREDITORS. THE DEBTOR URGES CREDITORS TO VOTE TO ACCEPT THE PLAN.

                  AS DESCRIBED IN THE ENCLOSED LETTER, THE CREDITORS COMMITTEE APPOINTED IN THE DEBTOR'S CHAPTER 11 CASE SUPPORTS THE PLAN AND RECOMMENDS THAT UNSECURED CREDITORS VOTE TO ACCEPT THE PLAN.


                                       II.

                              OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN 2/

         TYPE OF CLAIM OR                                                  ESTIMATED      ESTIMATED
CLASS    EQUITY INTEREST           TREATMENT                             CLAIM AMOUNT     RECOVERY
-----    ----------------          ---------                             ------------     --------
 --      Administrative       Unimpaired; paid in full, in Cash            $4.8mm 3/        100%
         Claims               on the Effective Date, or in
                              accordance with the terms and conditions of
                              transactions or agreements relating to
                              obligations incurred in the ordinary course
                              of business during the pendency of the
                              Chapter 11 Case or assumed by the Debtor in
                              Possession.

------------------------
2/ This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

3/ This amount excludes claims of entities against the Debtor for (i) goods provided after the Petition Date by such entities to the Debtor for resale to the general public in the ordinary course of business, and (ii) goods (not resold to the general public) and services provided to the Debtor in the ordinary course of the Debtor's businesses. These claims are being paid in the ordinary course of business.

         TYPE OF CLAIM OR                                                  ESTIMATED      ESTIMATED
CLASS    EQUITY INTEREST           TREATMENT                             CLAIM AMOUNT     RECOVERY
-----    ----------------          ---------                             ------------     --------
 --      Priority Tax         Unimpaired; at the option of the             $1.2mm           100%
         Claims               Debtor either (i) paid in full, in
                              Cash on the Effective Date, or
                              (ii) paid over a six-year period
                              from the date of assessment as
                              provided in section 1129(a)(9)(c)
                              of the Bankruptcy Code with
                              interest at the statutory rate
                              provided for under applicable
                              federal, state or local law.
  1      Other Priority       Unimpaired; paid in full in Cash             $0.00            100%
         Claims               on the Effective Date.

  2      Other Secured        Unimpaired; at the option of the             de minimis       100%
         Claims               Debtor to be (i) reinstated by
                              curing all outstanding defaults with all
                              legal, equitable and contractual rights
                              remaining unaltered, (ii) paid in full, in
                              Cash, plus any interest required to be paid
                              pursuant to section 506(b) of the
                              Bankruptcy Code, on the Effective Date, or
                              (iii) fully and completely satisfied by
                              delivery or retention of the collateral
                              securing the Other Secured Claim and
                              payment of any interest required to be paid
                              pursuant to section 506(b) of the
                              Bankruptcy Code.

  3      DIP Financing        Unimpaired; paid in full, in Cash            $25.8mm          100%
         Claims               on the Effective Date.

  4      Convenience          Impaired; distribution of 50% of             $245,000.00      50%
         Claims               Allowed Claim up to $1,000 on
                              the later of (i) the Effective Date and
                              (ii) 30 days after the date on which such
                              Claim becomes an Allowed Claim.

         TYPE OF CLAIM OR                                                  ESTIMATED      ESTIMATED
CLASS    EQUITY INTEREST           TREATMENT                             CLAIM AMOUNT     RECOVERY
-----    ----------------          ---------                             ------------     --------
  5      General Unsecured    Impaired; distribution of Pro Rata           $140.9mm         53% 4/
         Claims               share of 3,333,333 to 5,000,000
                              shares of New Common Stock
                              and up to $25,000,000 of New
                              Senior Notes on the later of (i)
                              the Effective Date and (ii) 30
                              days after the date on which such
                              Claim becomes an Allowed
                              Claim.

  6      Equity Interests     Impaired; no distribution shall be           N/A              $ 0.00
                              made, and all existing Equity
                              Interests will be canceled.


                                      III.

                             OVERVIEW OF CHAPTER 11

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

------------------------
4/ For an analysis of the estimated recovery, see Recovery Analysis attached as Exhibit G.

                  After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are generally permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement to holders of Claims against the Debtor to satisfy the requirements of section 1125 of the Bankruptcy Code.


                                       IV.

                      DESCRIPTION OF THE DEBTOR'S BUSINESS

         A.       OVERVIEW

                  Loehmann's is a leading national specialty retailer of well-known designer and brand name women's fashion apparel, men's furnishings, accessories and shoes offered at prices that are typically 30% to 60% those offered by department stores. Loehmann's believes it is one of the largest national upscale off-price specialty retailers in the industry. Loehmann's has a strong brand name, loyal customer base and long-standing relationships with leading designers and vendors of quality merchandise.

                  Loehmann's currently operates 44 retail stores in major metropolitan markets located in 17 states, in various regions of the country. Loehmann's also operates two distribution facilities -- one located at its headquarters in the Bronx, New York, and the other located in Rutherford, New Jersey. Loehmann's is a Delaware corporation with no subsidiaries.

         B.       HISTORY

                  Frieda Loehmann founded the original Loehmann's business in 1921. She acquired the overruns and samples from designers who supplied major department stores and sold these goods at discount prices at her store in Brooklyn, New York. With the success of the original Brooklyn store, her son Charles began expanding the business, first in the northeastern United States and then nationally. Loehmann's remained privately held until 1964. After 17 years as a public company, Loehmann's was acquired in 1981 by AEA Investors in a leveraged buyout transaction. AEA then sold the company in 1983 to Associated Dry Goods Corporation ("ADG"), owners of the Lord & Taylor and other retail chains. Loehmann's ownership changed again in October 1986 when the May Department Stores purchased ADG. On September 19, 1988 Loehmann's was acquired in a leveraged buyout transaction led by Sefinco Ltd., an affiliate of Entrecanales y Tavora, S.A., the Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette, Inc., Desai Capital Management, Inc. and certain of its affiliates and members of senior management. On May 10, 1996, Loehmann's issued and sold 3,572,000 shares of common stock in an initial public offering (the "INITIAL PUBLIC OFFERING") and issued and sold $100 million principal amount of the Senior Notes in a concurrent debt offering.

                  Prior to consummation of the Initial Public Offering in May 1996, Loehmann's Holdings, Inc. ("HOLDINGS"), the former parent of Loehmann's, whose only material assets consisted of all of the outstanding stock of Loehmann's and an intercompany note with the company, was merged with and into a new wholly-owned Delaware subsidiary formed for the purpose of reincorporating Holdings from Maryland to Delaware. Subsequently, but prior to consummation of the Initial Public Offering, the surviving corporation of such merger was merged with and into Loehmann's with Loehmann's being the ultimate surviving corporation.

         C.       MERCHANDISING

                  As an off-price retailer of upscale merchandise, Loehmann's is able to offer merchandise comparable to that offered in better department stores at significantly reduced prices. Loehmann's offers name-brand merchandise from designers such as Anne Klein, Calvin Klein, Donna Karan and Ralph Lauren. Loehmann's buys both in- season merchandise as available from vendors for immediate distribution to its stores and end-of-season overruns that are then held in the company's warehouse for distribution at the start of the next years's season. Loehmann's' merchandising strategy is to maintain and develop its unique position as an off-price retailer of better merchandise.

                  Loehmann's purchases its inventory from over 400 suppliers, which in many cases include separate divisions of a single manufacturer or designer. These suppliers include a substantial majority of the designer and name brand apparel manufacturers in the United States. Some purchases are also made in the European market, primarily Italy. Loehmann's does not have any long-term supply contracts with its suppliers. Vendors who sell to Loehmann's generally do not need to build into their price structure any anticipation of returns, markdown allowances or advertising allowances, all of which are typical in the department store industry.

                  Over the past three years, Loehmann's has expanded its product offerings to include men's furnishings, junior's apparel, accessories and intimate apparel and gifts. Because of these additions, Loehmann's' sales mix shifted from approximately 80% women's apparel in 1996 to approximately 65% in 1999.

                  Loehmann's maintains its own central buying staff, comprised of 16 experienced off-price buyers, many of whom also have extensive experience with traditional department stores. Historically, Loehmann's has had very low turnover within its buying group, enabling the company to capitalize on an experienced, respected group of buyers capable of enhancing its already strong vendor relationships.

         D.       PRICING

                  Loehmann's seeks to provide its customers with exceptional value by offering its merchandise at prices that are typically 30% to 60% below prices charged by department stores for the same items and that are comparable to or lower than prices charged by other off-price retailers. Loehmann's' central buying staff adheres to a disciplined approach to acquiring merchandise that enables the company to consistently offer its merchandise at favorable prices. Each item of merchandise offered by Loehmann's carries a price tag displaying the company's price as well as the typical department store's initial price for the same item.

                  Loehmann's has historically used a cyclical permanent markdown policy to reduce prices automatically as goods age. Over the past several years, this policy was modified in response to a more promotional competitive environment. As department stores increased their promotional pricing, Loehmann's included promotional coupons in its customer mailings. These coupons generally allow customers to receive a discount on any merchandise in the store. The popularity of these coupons had resulted in an increase in point of sale ("POS") markdowns, which Loehmann's has partially offset by decreasing permanent markdowns. As further discussed below in Section VI.B, "Offer Consistent Value" herein, Loehmann's has returned to a cyclical permanent markdown policy.

         E.       DISTRIBUTION

                  Loehmann's operates two distribution facilities: a 126,000 square foot centralized distribution center located at Loehmann's Bronx headquarters and a 272,000 square foot facility in Rutherford, New Jersey. Loehmann's began leasing the Rutherford facility in May 1999. That facility replaces a 150,000 square foot warehouse facility in Secaucus, New Jersey and a 32,000 square foot satellite facility Loehmann's formerly maintained in the Bronx.

         F.       STORE OPERATIONS

                  Loehmann's' stores are organized into several geographic districts each with a regional manager. Regional managers monitor the financial performance of the stores in their respective geographic districts and frequently visit stores to ensure adherence to Loehmann's' merchandising, operations and personnel standards. The typical staff for a Loehmann's store consists of a store manager, a number of associate and department managers, sales specialists and additional full and part-time hourly associates depending upon the store's needs.

                  Senior management meets with the regional managers on a periodic basis to maintain a clear line of communication. In addition, mystery shoppers shop the stores to help ensure that sales associates are friendly, helpful and maintain all of the company's merchandising, customer service and loss prevention standards. New store management personnel currently complete a training program at a designated training store before assuming management responsibility. Sales specialists receive product and customer service training at the store level.

         G.       STORE LAYOUT

                  Loehmann's' store format and merchandise presentation are designed to project the image of deep discount and exceptional value, as well as to emphasize Loehmann's' niche as the off-price equivalent of an upscale specialty store. Loehmann's' stores are divided into two shopping areas: a large, open selling area with wall-to-wall merchandise and a smaller, separate, and more intimate area called The Back Room. All stores are low maintenance, simple and functional facilities designed to maximize selling space and contain overhead costs. Store layouts are flexible in that product groupings can be easily moved or expanded. All stores have two or more communal fitting rooms. However, in response to customer preferences, private fitting rooms have been added in most stores. Because Loehmann's is committed to maintaining virtually all of its in-store inventory on the selling floor, its stores do not require significant space devoted to inventory storage.

                  Loehmann's presents moderate and better sportswear, dresses and suits, as well as all outerwear, men's, accessories, intimate apparel and shoes on the main selling floor. Designer and bridge and import merchandise, including evening dresses and suits, are displayed in The Back Room. The Back Room provides a key point of differentiation to the consumer, as it projects the image of designer goods sold in a no- frills environment and, therefore, at exceptional values. Although Loehmann's estimates that The Back Room generally accounts for only approximately 10% to 15% of a typical store's selling space, The Back Room has historically generated approximately one-third of the company's apparel revenues.

         H.       MARKETING AND ADVERTISING

                  Over the years, Loehmann's has principally relied on word-of-mouth advertising. In the last three fiscal years, Loehmann's has significantly increased its advertising expenditures, predominantly for direct mail and, to a lesser extent, for newspaper advertising. A significant portion of Loehmann's' advertising efforts involve direct mail announcements to members of The Insider Club, a free membership program. Members receive notification of special events throughout the year and a 15% discount on their birthdays. The list of members now includes approximately one million active customers (those who have shopped at Loehmann's within the past 12 months). Loehmann's has developed a database of customer information from Insider Club members. This database allows Loehmann's to track purchase activity of current customers. These customers accounted for approximately 75% of total company sales in fiscal 1998.

                  During the fourth quarter of fiscal 1998, the company intensified its marketing programs with the objective of increasing its customer base. The focus of the marketing program was primarily: (1) reactivating existing customers whose shopping frequency has decreased; (2) prospecting for new customers, particularly in new and expansion store markets; and (3) nurturing customer loyalty among existing Loehmann's frequent shoppers.

         I.       STORE LOCATIONS

                  Since its initial public offering in 1996, Loehmann's had opened 17 new stores. Consistent with its move towards a model store format of approximately 25,000 square feet, Loehmann's also closed ten of its older, smaller stores during the first quarter of fiscal 1998. In July 1999, with approval of the Court, Loehmann's closed fourteen of its underperforming stores bringing its total store population to 55. As a last step to shedding unwanted stores, Loehmann's closed an additional seven stores in April, 2000, and received Court approval to conduct going out of business sales at four additional stores, which were closed after such sales were completed, SEE
Section VII.F, "Store Closings."

                  Loehmann's' 44 remaining stores are concentrated in three major markets: New York/Mid-Atlantic, South Florida and Southern California. Loehmann's also continues to operate in certain other markets throughout the country which have proven to have demand for the Loehmann's product. Focusing on these three major and selected ancillary markets allows less diffusion of the company's marketing dollars, and makes major media advertising campaigns more economically feasible. The following chart illustrates the relative strength of Loehmann's' sales in various regions of the country:

                                                               % OF 1998
REGION                        NUMBER OF STORES              COMPARABLE-SALES
------------------------      ----------------              ----------------
Tri-State                          13                            37.9%

Mid-Atlantic                        4                             9.2%

South Florida                       4                             8.6%

California                         12                            28.9%

Other                              11                            15.4%
                              ----------------              ----------------
Total                              44                           100.00%
                              ================              ================

                  Loehmann's' business plan envisions gradually opening several new stores each year beginning in 2001. Each of the new stores will be located in existing core markets.

         J.       COMPETITION

                  The off-price fashion apparel business is highly competitive. Loehmann's competes primarily with finer department stores by offering a wide selection of comparable quality merchandise at significantly lower prices. Many department stores have increased their promotional efforts, although such promotions are typically focused on moderate merchandise. Should finer department stores continue to price more aggressively, Loehmann's' margins may be adversely affected. Most of the department stores and some of the off-price and discount retailers with which Loehmann's competes have access to substantially greater financial and marketing resources than those available to Loehmann's.

                  Loehmann's also faces competition from factory outlet malls and a variety of off-price and discount retailers, some of which are relatively new companies, but many of which are established retail chains or divisions thereof. Such competitors include Filene's Basement, Marshall's, Saks Off 5th, Syms, Burlington Coat Factory and T.J. Maxx.

         K.       EMPLOYEES

                  As of February 15, 2000, Loehmann's had 2,185 employees, of whom 1,629 were store sales and clerical employees, 158 performed store managerial functions, and 398 were corporate and warehouse personnel. Except for managerial employees, professional support staff and Loehmann's' buyers, all employees are paid on an hourly basis. None of Loehmann's' employees are represented by a labor union. Loehmann's believes that its employee relations are good.

         L.       TRADEMARK AND SERVICE MARK

                  Loehmann's name is registered as a trademark and a service mark with the United States Patent and Trademark Office. Loehmann's believes its trademark and service mark have received broad recognition and their continued existence is important to its business.

         M.       PROPERTIES

                  Loehmann's follows the general industry practice of leasing all of its stores. Loehmann's also does not own any of its manufacturing facilities. Loehmann's' stores range in size from 9,000 to 60,000 square feet and are held under leases expiring from 2000 to 2021, excluding option periods. The leases for the company's stores typically provide for a 15- to 20-year term with three five-year renewals that are automatic unless Loehmann's elects to terminate the lease. The rental rate is a fixed amount rather than a contingent payment based on a store's gross sales. The leases typically contain tax escalation clauses and require Loehmann's to pay insurance, utilities, repair and maintenance expenses. Increases in the fixed rent payable during the renewal terms are generally less than 10% to 15% of the base rent (although this percentage may increase for new stores). Loehmann's has generally been successful in renewing its store leases as they expire.

                  Loehmann's leases the land for its 153,000 square foot facility located in the Bronx, New York, which serves as its corporate headquarters and as the site of its central warehousing and distribution operations (the "BRONX FACILITY"). This facility contains 27,000 square feet of office space and 126,000 square feet of warehouse space. The ground lease with respect to the land on which the facility is situated provides for aggregate annual base rental payments of $37,500. The lease expires in 2010, but is renewable at certain increased rates until 2050. As of the Petition Date, the Bronx Facility was subject to a mortgage with the City of New York, SEE Section IV.O, "Industrial Development Bonds," which Loehmann's paid off on June 19, 2000. Loehmann's' lease for the Rutherford, New Jersey facility provides for annual rental payments of $1,251,000.

         N.       THE PREPETITION LOAN DOCUMENTS

                  Prior to the Petition Date, Loehmann's had entered into a Loan and Security Agreement, dated May 12, 1998 (the "PREPETITION LOAN AGREEMENT") with Congress Financial Corporation ("CONGRESS"), as lender, pursuant to which Congress made available to Loehmann's a secured credit facility in an aggregate amount not to exceed $60,000,000 consisting of (i) a revolving credit facility in an aggregate amount not to exceed $50,000,000 and (ii) a letter of credit facility in an aggregate amount not to exceed $10,000,000. Credit availability under the Prepetition Loan Agreement was determined by reference to a specified percentage of eligible inventory, less certain reserves, all as set forth in a borrowing base certificate delivered by Loehmann's to Congress on a periodic basis. The obligations under the Prepetition Loan Agreement were secured by liens on and security interests in, among other things, Loehmann's' inventory, accounts receivable, property and related assets, including its rights under the lease of its Bronx store.

                  As of the Petition Date, the Debtor was indebted to Congress under the Prepetition Loan Agreement in the aggregate principal amount of approximately $38 million, together with accrued, but unpaid, interest, fees and expenses, including attorneys' fees. In addition, as of the Petition Date, letters of credit having an aggregate face amount equal to approximately $9.5 million remained issued and outstanding under the Prepetition Loan Agreement.

                  Pursuant to the terms of that certain Agreement between Loehmann's and Fleet Bank, N.A. ("FLEET"), Fleet made a loan to Loehmann's in the amount of $7,850,000. The term loan was supported by a letter of credit issued under the Prepetition Loan Agreement. As a result of the chapter 11 filing, Fleet drew on the letter of credit issued by Congress to pay off the term loan, increasing the balance owed by the Debtor to Congress by the same amount.

         O.       INDUSTRIAL DEVELOPMENT BONDS

                  Prior to the Petition Date, Loehmann's had entered into a Loan Agreement, dated as of January 15, 1980 (as amended, the "LOAN AGREEMENT"), with the City of New York (the "CITY") under which the City loaned Loehmann's funds (received by the City pursuant to an Urban Development Action Grant) evidenced by certain promissory note in the principal amount of $1,500,000 (as amended and restated, the "NOTE"). The Note was secured by a certain Mortgage, dated March 14, 1980, between the New York City Industrial Development Agency (the "AGENCY") as mortgagor, and the City as mortgagee (as amended, the "MORTGAGE") on the lease of the Bronx Facility. As of the Petition Date, the Debtor was indebted to the City in the aggregate principal amount of $412,763 on account of the Note. Loehmann's paid off the Note on June 19, 2000.

                  A second mortgage was placed on the Bronx Facility pursuant to an Indenture of Mortgage and Trust, dated as of December 1, 1983 between the Agency and IBJ Whitehall Bank & Trust Company, as trustee, securing the Agency's $2,250,000 Industrial Development Revenue and Refunding Bonds (the "BONDS"), for which Loehmann's is the obligor. As part of its debtor-in-possession financing, and in particular, the term loan contemplated thereunder, on or about September 14, 1999 the Bonds were redeemed by Loehmann's. The redemption permitted Loehmann's to borrow against the value of the property.


                                       V.

                       KEY EVENTS LEADING TO COMMENCEMENT
                             OF THE CHAPTER 11 CASE

         A.       DECREASE IN OVERALL STORE PERFORMANCE AND OPERATING RESULTS

                  Two interrelated factors were the primary reasons Loehmann's found it necessary to file its Chapter 11 Case: unfavorable operating results caused by a divergence in the direction of external retail market trends and the preferences of Loehmann's' customers and a highly-leveraged capital structure.

                  1        MARKET TRENDS

                  In recent years, Loehmann's' management had observed several external trends in the women's apparel retail business: (i) a demand by customers for more casual apparel; (ii) bridge and designer departments being de-emphasized in department stores; (iii) an increase in promotions by department stores; and (iv) a broadening of product mix by off-price retailers. Loehmann's' initial response to these trends was to try to attract younger customers seeking casual/contemporary apparel and to expand merchandise categories. As a result of such efforts, Loehmann's' casual/contemporary sales have increased 44% since 1996. New merchandise categories such as junior's apparel, men's furnishings and gifts have been added to the product mix at Loehmann's' stores. Despite these efforts, Loehmann's' sales did not respond favorably. For the nine months ended October 31, 1998, same store sales declined 3.7% from the comparable period in the preceding year. By April 1999, in particular the later part of the month, Loehmann's' sales, gross margin and earnings before interest, taxes, depreciation and amortization ("EBITDA") were significantly below its business plan.

                  2        EFFECTS OF HIGH LEVERAGE

                  As described above in Section IV, "Description of Debtor's Business," over the past several years Loehmann's opened a number of new stores and invested significantly in its store base and distribution facilities. These acquisitions and investments were financed in part through the issuance of Senior Notes. As a result, as of the Petition Date, Loehmann's had approximately $100.6 million in principal and interest in Senior Notes outstanding that would require approximately $11.3 million of debt service for the fiscal year ending January 29, 2000 ("FISCAL 1999"). Loehmann's' high degree of leverage and the cash required to satisfy its debt service obligations, capital expenditure and working capital needs meant that it could not effectively operate and service its debt obligations if EBITDA, LIFO provision and unusual and extraordinary items declined significantly over an extended period.

                  Loehmann's experienced declines in revenues, EBITDA and operating income during the fiscal year ended January 31, 1998 and incurred continued declines during the first quarter of Fiscal 1999. Because of these adverse developments and the substantial amount of indebtedness owed to financial institutions and noteholders, there was a substantial risk that Loehmann's would not be able to secure sufficient trade credit from its vendors and factors for the second half of Fiscal 1999. Without such credit, Loehmann's would be unable to obtain sufficient inventory to continue to meet the expectations of its customers and to stock its stores at appropriate levels.

         B.       DISCUSSIONS WITH FINANCIAL ADVISORS AND TRADE CREDITORS

                  In response to its increasing liquidity concerns, Loehmann's' management engaged The Blackstone Group L.P. ("BLACKSTONE") to act as its financial advisor to explore its strategic alternatives and to assist it in negotiating a consensual restructuring. Loehmann's also sought assistance from its factors and their agreement to continue extending the trade credit necessary to keep the shelves of Loehmann's' stores stocked and in business.

         C.       DEFAULTS UNDER INDENTURE

                  In order to preserve capital and maintain flexibility in light of its difficulties in obtaining trade credit, Loehmann's decided not to make its scheduled debt service payment on its Senior Notes due May 17, 1999. In light of this nonpayment and its liquidity problems, Loehmann's determined that it was necessary to file for chapter 11 protection on May 18, 1999.

                                       VI.

                     STEPS TAKEN TO STRENGTHEN THE DEBTOR'S
                      FINANCIAL PERFORMANCE AND OPERATIONS

                  In response to external market trends, Loehmann's' management has recently developed and begun to implement several strategic initiatives designed to improve its sales and financial performance.

         A.       RE-EMPHASIZE THE BACK ROOM

                  The Back Room creates a key point of differentiation for Loehmann's in the women's apparel market. The Back Room contains merchandise of higher quality than that found on the selling floors of off-price retailers and outlet stores. Off-price retailers carry very little, if any, bridge or designer apparel. Similarly, very few outlet stores carry bridge and designer apparel and those cannot match The Back Room's assortment. Finally, department stores cannot come close to matching the prices of the bridge and designer apparel found in The Back Room.

                  During the fall of 1999, Loehmann's implemented a plan to increase gradually Back Room apparel sales to nearly a third of total apparel sales, consistent with historic levels, and to maintain such levels for the next five years. Although this represents a significant increase relative to The Back Room penetration in 1998 and 1999, the forecasts are consistent with historical Back Room performance. Despite industry trends towards casualization, market research shows that Loehmann's customers continue to have strong demand for bridge and designer merchandise. Management believes that the de-emphasis of The Back Room in recent years diluted a key point of differentiation from other apparel discounters. Thus, by re-emphasizing The Back Room, Loehmann's can (a) re-establish a unique market niche to attract new customers, and (b) regain the loyalty of its existing Back Room customers, who represent Loehmann's' most frequent and highest spending shoppers.

         B.       OFFER CONSISTENT VALUE

                  In response to the aggressive promotional strategies of department stores, in recent years Loehmann's became reliant on point-of-sale
(POS) markdowns and price promotions (e.g., coupons) as a means to drive customer traffic. However, Loehmann's derives its competitive advantage from its ability to consistently offer merchandise at prices 30% to 60% below department store prices. Emphasis on POS promotions undercuts the company's positioning as offering the best everyday low prices.

                  Management believes that Loehmann's can offer a more consistent and distinguishable value proposition if merchandise is priced using permanent markdowns as opposed to promotional events and POS markdowns. Loehmann's has de-empha sized POS markdowns and takes permanent markdowns on a more regular schedule and will continue to do so. In this way, customers can be assured that Loehmann's offers the best value every day, not just during advertised promotional events.

                  Management also believes that it can make the transition to regular permanent markdowns without sacrificing margins. As part of the transition, the company had modified its promotional calendar to emphasize product-driven events, and de-emphasize price promotions. Further, to the extent that coupons continue to be used, they will be good for clearance merchandise only and not regularly priced products.

         C.       ENHANCE BRAND IMAGE

                  In conjunction with offering consistent value, Loehmann's seeks to enhance its brand image. Enhancing brand image will serve to (a) strengthen the loyalty of its existing core customers, and (b) attract a potentially large base of new customers.

                  Management believes that the most effective tool it has to build brand image and customer loyalty is to provide outstanding merchandise offerings that encourage "word-of-mouth" advertising by existing customers.

                  In addition, Loehmann's plans to enhance its brand image through strategic initiatives to develop a campaign to build and reinforce its brand image; development of an Internet strategy which will enable customers to access the Loehmann's website to obtain information regarding the arrival of new merchandise in stores; and investment in its customer database system to enhance the productivity of direct-mail marketing.

         D.       RE-EMPHASIZE CORE ASSORTMENT

                  While Loehmann's has broadened its product mix over the past several years in order to offer the customer more options, a re-emphasis of its core assortment is underway. In particular, Loehmann's will focus on women's better- to designer- price points in sportswear, dresses, coats, shoes and handbags. This will ensure that customers will find a wider range of well-known designer merchandise at Loehmann's than at other off-price retailers.

                  In order to strengthen the product offering, Loehmann's will aggressively pursue buying opportunities with existing vendors and will develop new sources for designer and branded merchandise. In addition, Loehmann's will focus on improving the in-store experience through improved merchandising. The Back Room which features a wide selection of bridge and designer labels, will be more prominently advertised and promoted. And although Loehmann's' emphasis will be on its core assortment, the company will continue to pursue opportunities in men's apparel and gifts.

         E.       FOCUS ON CORE MARKETS

                  To optimize store performance, Loehmann's is focusing on the three major markets (New York Metro/Mid-Atlantic, Florida and California). Concentrating in these select markets will allow Loehmann's to benefit from its existing brand image and core customer base in these areas, and to target its advertising spending on enhancing awareness in these markets.

                  To this end, during the Chapter 11 Case Loehmann's closed 21 non-core stores and will be closing four additional stores at which going out of business sales are currently being held. Loehmann's continues to operate some profitable stores in non- core markets and the company plans to retain these profitable locations. However, Loehmann's plans for all future growth to be inside its three core markets.

         F.       IMPROVE CUSTOMER SERVICE

                  Market research has confirmed that customers' number one issue with respect to customer service is the time-consuming checkout process. Loehmann's plans to install new registers in all of its stores over the course of the next two years, which will significantly reduce check-out time.


                                      VII.

                               THE CHAPTER 11 CASE

         A.       SIGNIFICANT "FIRST DAY" MOTIONS DURING THE CHAPTER 11 CASE

                  On the Petition Date and during the first few weeks of the Chapter 11 Case, the Court entered several orders authorizing the Debtor to pay various prepetition claims. These orders were designed to ease the strain on the Debtor's relationships with customers and employees as a consequence of the filings. The Court entered orders authorizing the Debtor to, among other things,
(i) pay prepetition compensation, benefits and employee reimbursement to employees; (ii) honor certain prepetition obligations to customers, including obligations relating to the Debtor's return and exchange policy, gift certificates and coupon programs; (iii) grant administrative expense status to the Debtor's obligations arising from the postpetition delivery of goods and services based on prepetition orders and authorizing the Debtor to pay such expenses in the ordinary course of business; (iv) confirm administrative expense treatment for holders of valid reclamation claims and prohibit third parties from interfering with the Debtor's delivery of goods; and (v) pay certain prepetition customs and shipping charges and related liens.

                  In addition, the Debtor filed several motions seeking orders authorizing the Debtor's retention of professionals. Specifically, the Debtor filed motions to retain (i) Paul, Weiss, Rifkind, Wharton & Garrison and Young, Conaway, Stargatt &

Taylor, LLP as co-counsel, (ii) The Blackstone Group L.P., as financial advisor and (iii) certain ordinary course professionals. The Debtor also filed motions seeking certain relief from administrative requirements of the Bankruptcy Code.

         B.       DIP CREDIT FACILITY

                  To provide the Debtor with the cash and liquidity necessary to continue operations and to maintain normal vendor relations, on May 19, 1999 Loehmann's sought court approval of a $75 million debtor-in-possession credit facility in the form of a Ratification and Amendment Agreement (the "DIP CREDIT FACILITY"), dated as of May 19, 1999, with Congress. The DIP Credit Facility consists of a revolving credit and letter of credit facility (the "REVOLVING CREDIT FACILITY") and a term loan facility (the "TERM LOAN FACILITY"). The Revolving Credit Facility is for an amount up to $75 million, less the then outstanding amount of the Term Loan Facility and any Letter of Credit accommodations. The Term Loan Facility (x) is in a maximum amount equal to the lesser of $3,500,000 and 50% of the fair market value of the real estate comprising Loehmann's' Bronx Facility and (y) amortizes monthly on a 48-month straight line basis with final payment due upon the earlier of the second anniversary of the closing and the DIP Credit Facility termination date.

                  On May 19, 1999, the Court approved interim financing arrangements (the "INTERIM FINANCING ARRANGEMENTS") with Congress. The Interim Financing Arrangements provided for a credit line of $20 million in excess of the amount of the outstanding indebtedness at the Petition Date, which was $47.9 million, to cover the period through June 7, 1999. On June 7, 1999, the Bankruptcy Court entered a final order (the "DIP FINANCING ORDER") approving the DIP Credit Facility in full.

                  The availability under the Revolving Credit Facility component of the DIP Credit Facility is subject to certain inventory-related borrowing base requirements. The indebtedness under the DIP Credit Facility bears interest, at the Debtor's election (i) in the case of the Revolving Credit Facility, at either the Eurodollar rate plus 225 basis points or the Prime Rate plus 50 basis points and (ii) in the case of the Term Loan Facility, at either the Eurodollar Rate plus 250 basis points or the Prime Rate plus 75 basis points, in each case calculated on the basis of a 360 day year. The DIP Credit Facility contains certain customary covenants (including limitations on indebtedness, liens and restricted payments) but does not contain any financial covenants. As of March 18, 2000 the company had borrowing of $14,302,768 and letters of credit of $1,308,030 outstanding under the DIP Credit Facility, with $25,939,381 of availability for borrowings under the DIP Credit Facility. On May 22, 2000, Loehmann's exercised its right to reduce the amount of the Revolving Credit Facility from $75 million to $60 million.

                  Loehmann's' obligations to Congress under the DIP Credit Facility (the "DIP OBLIGATIONS") are secured by substantially all of Loehmann's' assets, subject only to Permitted Liens (as defined in the DIP Credit Facility) and Carve-Out Expenses (as defined below). In addition, pursuant to the DIP Financing Order, the DIP Obligations have been accorded administrative expense status with priority over all other administrative claims, other than certain agreed-to administrative claims, including the fees and expenses of professionals retained by the Debtor and any official committees appointed in the Chapter 11 Case in the amount of $2 million (the "CARVE-OUT EXPENSES").

                  The DIP Facility expires on the earliest of (a) the second anniversary of the DIP Credit Facility, (b) the effective date of a plan of reorganization for the company, or (c) acceleration following the occurrence of an event of default.

                  Loehmann's believes that cash generated from operations and funds available under the DIP Credit Facility will be sufficient to satisfy its cash requirements through the anticipated pendency of the Chapter 11 Case.

         C.       THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

                  On September 8, 1999, the United States Trustee for the District of Delaware appointed an Official Committee of Unsecured Creditors in the Chapter 11 Case. The Creditors Committee currently consists of United States Trust Company of New York, as indenture trustee, C.I.T. Commercial Services, Inc., The Ralph Lauren Womenswear Company, L.P., The Donna Karan Company, Republic Business Credit Corporation, Jones Apparel Group, BNY Financial Corporation and State Street Research and Management Company.

                  The Creditors Committee has retained Kronish Lieb Weiner & Hellman, LLP and Morris, Nichols, Arsht & Tunnell as co-counsel and Mahoney Cohen & Company CPA, P.C. as its accountants.

         D.       OTHER PROFESSIONALS RETAINED BY DEBTOR

                  In addition to those professionals retained pursuant to first day motions, the Debtor subsequently sought and obtained approval for the retention of three other professionals essential to its reorganization: (i) PricewaterhouseCoopers, as the Debtor's strategic retail consultant; (ii) DJM Asset Management, LLC, as the Debtor's real estate consultant; and (iii) Ernst & Young LLP, as the Debtor's independent auditors and tax advisors. The Debtor also obtained approval to use Logan & Company, Inc. as the Debtor's Claims, Noticing, Voting and Tabulation Agent.

         E.       MANAGEMENT RETENTION AND SEVERANCE PLAN

                  On July 9, 1999, the Debtor filed a motion seeking Court authority to implement a Management Retention and Severance Plan (the "RETENTION PLAN"). The Retention Plan provides for a (i) bonus for key management and other key personnel payable on the Debtor's emergence from chapter 11 and (ii) a severance program. Through the Retention Plan, the Debtor has sought to minimize management and other key personnel turnover by providing incentives for employees, including senior management, to remain in the Debtor's employ and to work towards a successful reorganization of the Debtor's business. The Court approved the Retention Plan on July 21, 1999.

         F.       STORE CLOSINGS

                  In July 1999, in an effort to streamline its operations and rationalize its merchandising and marketing programs, the Debtor sought and obtained an order from the Court authorizing it through its liquidating agent, Hilco/Great American Group, to conduct certain store closing sales at 13 of its underperforming stores (the "GOB STORES"). Next, the Debtor sought court authority to dispose of the leases in respect of the GOB Stores (the "GOB LEASES"). On September 29, 1999 the Debtor obtained an order, among other things, (i) approving bidding procedures for the sale of the GOB Leases, (ii) setting an auction date for the sale of such leases, and (iii) scheduling a hearing date to approve the sale and assignment of the GOB Leases to the successful bidders at the auction. On October 18, 1999 an auction was held, and eight of the GOB Leases were bid upon. The Court subsequently approved the sale of the Debtor's interests in those eight GOB Leases free and clear of liens, claims, encumbrances and interests. The Debtor realized $2.4 million on the disposition of those GOB Leases. By Court order dated October 27, 1999, those GOB Leases for which there were no bids were deemed rejected by the Debtor.

                  On April 10, 2000, the Court authorized the Debtor to conduct going out of business sales at four additional stores and to retain Hilco/Great American Group as a consultant in respect of such sales. Contemporaneously, the Debtor closed an additional seven of its underperforming stores. On May 15, 2000 the Court granted the Debtor's application for authority to auction and sell or otherwise dispose of the additional closed store leases. Subsequently, the Debtor disposed of nine of such leases by either assuming and assigning them or rejecting them. The Debtor is still in negotiations with respect to the assumption and assignment of the two remaining additional closed store leases.

         G.       LAST DATE TO FILE PROOFS OF CLAIM

                  On September 16, 1999, the Court entered an order (the "BAR DATE ORDER") requiring any person or entity holding or asserting a Claim against the Debtor to file a written proof of claim with Loehmann's, Inc., Claims Processing Department, c/o Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, on or before 5:00 p.m. (EST) on November 8, 1999 (the "BAR DATE"). The Bar Date Order provided that any person or entity (other than, among others, employees and individual holders of Senior Notes and Common Stock) which fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under, the Plan and will be forever barred, estopped and enjoined from asserting a Claim against the Debtor, its estate, the Reorganized Debtor, and any of its successors or assigns.

         H.       ASSUMPTION/REJECTION OF LEASES AND EXECUTORY CONTRACTS

                  Pursuant to the Bankruptcy Code, the Debtor has 60 days after the entry of the order for relief (which is the Petition Date) to assume or reject executory contracts or unexpired leases unless such time period is extended by the Bankruptcy Court for cause. By Court order the deadline has been extended to the Effective Date (except for a limited number of leases for which individual deadlines were set) date of confirmation of the Debtor's Plan. The Debtor has already obtained Court approval to reject thirteen leases. The Debtor is reviewing its remaining leases and will decide shortly whether to reject any other leases. The Debtor, in conjunction with its attorneys, financial advisors and accountants will also review the Debtor's executory contracts to determine which, if any, of such contracts should be assumed or rejected. The Debtor will make any appropriate motions with respect to assumed or rejected leases and existing contracts within the time period established by the Bankruptcy Code or such other time as set by the Court.

         I. FIRST AMENDED DISCLOSURE STATEMENT/AGREEMENT WITH INFORMAL NOTEHOLDERS COMMITTEE

                  On March 24, 2000 the Debtor filed its first plan of reorganization and accompanying disclosure statement. On April 24, 2000, after a hearing on the adequacy of the Debtor's disclosure statement, the Court entered an order (the "SOLICITATION ORDER") which, among other things, approved the disclosure statement, as amended on April 24, 2000, and scheduled a June 27, 2000 confirmation hearing on the plan, also amended on April 24, 2000. Subsequently, on or about May 25, 2000, the Debtor commenced the process of soliciting votes in favor of the amended plan.

                  Prior to the Court's June 20, 2000 deadline for voting on the amended plan, a group of significant holders of the Debtor's Senior Notes (the "INFORMAL NOTEHOLDERS COMMITTEE") advised the Debtor that they intended to vote against the amended plan. As a result, the Debtor, its professional advisors and the Informal Noteholders Committee began discussions concerning the plan's terms and possible modifications thereto. As a result of the discussions, the Debtor agreed to file a second amended Plan incorporating certain modifications and a second amended Disclosure Statement in exchange for the Consenting Holders' agreement to, among other things, timely vote when properly solicited to do so in favor of the Debtor's second amended Plan and to support its confirmation (the "AGREEMENT"). The Agreement was executed by the parties on July 27, 2000. The Agreement specifically provides that no consideration will be given to the noteholder parties thereto in exchange for their promise to support the Debtor's Plan.

         J.       SECOND AMENDED DISCLOSURE STATEMENT/PLAN CONFIRMATION HEARING

                  On July 12, 2000, the Debtor filed its second amended Plan and second amended Disclosure Statement. Simultaneously, the Debtor filed a motion to consider the adequacy of this Disclosure Statement. On July 28, 2000, the Court entered the

Disclosure Statement Order. As provided by the Disclosure Statement Order, the confirmation of the Plan is scheduled for September 6, 2000.


                                      VIII.

                      SUMMARY OF THE PLAN OF REORGANIZATION

         A.       INTRODUCTION

                  The Debtor believes that confirmation of the Plan is critical to its continued survival and that the Plan provides the best opportunity for maximum recoveries for its creditors. The Debtor believes, and will demonstrate to the Court, that its creditors will receive at least as much, if not more, in value under the Plan than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

                  The following is a summary of the Plan, in pertinent part. The Plan is attached as Exhibit A to this Disclosure Statement. The terms of the Plan govern in the event of any discrepancies with the following discussion.

         B. CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS, CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

                  Only administrative expenses, claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. An "allowed" administrative expense, claim or equity interest simply means that the debtor agrees, or in the event of a dispute, that the court determines, that the administrative expense, claim or equity interest, including the amount, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or equity interest is automatically "allowed" unless the debtor or another party in interests objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

                  The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves members of multiple classes of claims and/or equity interests. As a result, under the Plan, for example, a creditor that holds both a Claim based on a Senior Note and Old Common Stock would have its Claim classified in Class 5 and its Equity Interest classified in Class 6. To the extent of this holder's Claim, the holder would be entitled to the voting and treatment rights that the Plan provides with respect to Class 5, and, to the extent of the holder's Equity Interest, the voting and treatment rights that the Plan provides with respect to Class 6.

                  Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (altered by the plan in any way) or "unimpaired" (unaltered by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable, and contractual rights of the holders of such claims or interests or (ii) irrespective of the holder's right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor's insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent permitted and provided under the governing agreement between the parties (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

                  Consistent with these requirements, the Plan divides the Claims against, and Equity Interests in, the Debtor into the following Classes:


Unclassified             Administrative Claims              Paid in full

Unclassified             Priority Tax Claims                Paid in full

Class 1                  Other Priority Claims              Unimpaired

Class 2                  Other Secured Claims               Unimpaired

Class 3                  DIP Financing Claims               Unimpaired

Class 4                  Convenience Claims                 Impaired

Class 5                  General Unsecured Claims           Impaired

Class 6                  Equity Interests                   Impaired

                  For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

                  1        UNCLASSIFIED -- ADMINISTRATIVE CLAIMS

                  Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the Debtor's estate, any actual and necessary costs and expenses of operating the Debtor in Possession's business, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330, 331 or 503 of the Bankruptcy Code and any fees or charges assessed against the Debtor's estate under section 1930 of chapter 123 of title 28 of the United States Code. In addition, pursuant to court order all valid reclamation claims will be treated as Administrative Claims.

                  Except as provided for below with respect to Professional Compensation and Reimbursement Claims (as defined below), pursuant to the Plan or to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees with the Debtor in writing to different treatment (subject to the consent of the Creditors Committee), each holder of an Allowed Administrative Claim (a) will be paid in full, in Cash, on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable or (b) receive such other treatment as the Debtor and such holder shall have agreed upon in writing, subject to the consent of the Creditors Committee; PROVIDED, HOWEVER, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession (to the extent authorized and approved by the Court if such authorization and approval was required under the Bankruptcy Code, including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtor in Possession since the Petition Date) shall be paid in full and performed by the Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements that govern instruments evidencing, or other documents relating to such transaction.

                  The Debtor estimates that allowed Administrative Claims should not exceed $4.8 million in the aggregate.

                  2 UNCLASSIFIED -- PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS

                  Professional Compensation and reimbursement claims are Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "COMPENSATION AND REIMBURSEMENT CLAIMS"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtor at this time. Requests for compensation must be approved by the Court after a hearing on notice at which the Debtor and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

                  Pursuant to the Plan, holders of Compensation and Reimbursement Claims (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 30 days after the Effective Date or such other date as may be fixed by the Court, and (ii) if granted, such an award by the Court shall be paid in full in such amounts as are Allowed (a) on the date such Compensation and Reimbursement Claim becomes an Allowed Administrative Claim or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Claim and the Debtor in Possession or, on and after the Effective Date, the Reorganized Debtor. The Debtor estimates that Allowed Compensation and Reimbursement Claims should not exceed $500,000 in the aggregate.

                  Pursuant to the Plan, the Debtor will support an application filed by the Informal Noteholders Committee with the Court seeking reimbursement of the reasonable fees and expenses incurred by its counsel, Andrews & Kurth, L.L.P., up to a maximum aggregate amount of $50,000, in connection with the negotiation of the Agreement and certain documents in connection therewith.

                  3        UNCLASSIFIED -- PRIORITY TAX CLAIMS

                  A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. These unsecured Claims are given a statutory priority in right of payment. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621 over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim; and
(ii) with respect to state and city taxes, at the rate applicable under state or local law. The Debtor estimates that Allowed Priority Tax Claims should not exceed approximately $1.2 million in the aggregate.

                  4        CLASS 1 -- OTHER PRIORITY CLAIMS
                           (UNIMPAIRED; THEREFORE, DEEMED TO HAVE
                           ACCEPTED THE PLAN AND NOT ENTITLED TO
                           VOTE.)

                  Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims). Such Claims include (i) General Unsecured Claims for accrued employee compensation earned within 90 days prior to the commencement of the Chapter 11 Case to the extent of $4,300 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Case, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,300, less (b) the aggregate amount paid to such employees from the estate for priority wages, salaries or commissions. Pursuant to the Plan, except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a different treatment, subject to the consent of the Creditors Committee, holders of Allowed Other Priority Claims, if any exist, will be paid in full in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims, if any exist, are not altered by the Plan. Because the Court entered an order authorizing the Debtor to pay, among other things, unpaid priority prepetition compensation and benefits, the Debtor estimates that the Allowed Claims in Class 1 that are due and payable pursuant to the Plan on or before the Effective Date will be DE MINIMIS, if any.

                  5        CLASS 2 -- OTHER SECURED CLAIMS
                           (UNIMPAIRED; THEREFORE, DEEMED TO HAVE
                           ACCEPTED THE PLAN AND NOT ENTITLED TO
                           VOTE.)

                  Other Secured Claims include Claims (other than the DIP Financing Claims), to the extent reflected in the Schedules or a proof of claim filed as a Secured Claim which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

                  Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a different treatment, subject to the consent of the Creditors Committee, at the sole option of the Debtor, in full and complete satisfaction of such Allowed Other Secured Claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

                  The Debtor estimates that Allowed Other Secured Claims in Class 2 will be DE MINIMIS, if any.

                  6        CLASS 3 -- DIP FINANCING CLAIMS
                           (UNIMPAIRED; THEREFORE, DEEMED TO HAVE
                           ACCEPTED THE PLAN AND NOT ENTITLED TO
                           VOTE.)

                  DIP Financing Claims consist of the Claims of Congress arising under the DIP Credit Facility and all agreements and instruments relating thereto, which claims are secured by a first priority security interest in certain of the Debtor's real and personal property, including inventory, accounts receivable, equipment, certain real property interests and amounts held in certain deposit accounts, subject only to Permitted Liens (as defined in the DIP Credit Facility).

                  Each holder of a DIP Financing Claim (which shall be deemed Allowed) shall receive Cash in an amount equal to its Allowed DIP Financing Claim on the Effective Date.

                  7        CLASS 4 -- CONVENIENCE CLAIMS
                           (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

                  A Class 4 Convenience Claim includes any General Unsecured Claim that is Allowed in the amount of $2,000 or less, or is Allowed in an amount greater than $2,000, but which Claim is reduced to $2,000 by the election of the holder thereof on such holder's Ballot. Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 50% of such Allowed Convenience Claim on the later of (i) the Effective Date, and (ii) 30 days after the date such Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable. Any holder of a Claim which would otherwise be an Allowed Convenience Claim may elect on such holder's Ballot to have such Allowed Claim treated as an Allowed General Unsecured Claim under Class 5, in which event the holder of such Allowed Claim shall receive distributions under Class 5 on account of such Allowed Claim and shall forfeit its right to distributions under Class 4 on account of such Allowed Claim.

                  By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim in an amount greater than $2,000 may elect to reduce the amount of such holder's Allowed General Unsecured Claim to $2,000 and to receive a distribution upon such Allowed Class 4 Convenience Claim in the amount of $2,000 as described above. Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $2,000, and the holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Debtor and its estate, and its property from any and all liability for such excess amount. The holder of an Allowed General Unsecured Claim which timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 4 Convenience Claim for classification, voting, and all other purposes under the Plan. The Debtor estimates that the Allowed Claims in Class 4 will be approximately $245,000.

                  8        CLASS 5 -- GENERAL UNSECURED CLAIMS
                           (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

                  Class 5 includes all General Unsecured Claims against the Debtor other than Administrative Claims, including, without limitation (a) Claims of trade creditors of Loehmann's, (b) Claims of customers of Loehmann's that are not Priority Claims, (c) Claims of employees of Loehmann's that are not Priority Claims, (d) Claims arising as a result of the rejection by Loehmann's of executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code, (e) Claims arising as a result of pre- Petition Date litigation against Loehmann's that are not subordinated under section 510(b) of the Bankruptcy Code and (f) Senior Note Claims. Pursuant to the Plan, Senior Note Claims will be allowed in the aggregate amount of $100,740,217.29. The Debtor estimates that the Allowed Claims in Class 5 will be approximately $140.9 million.

                  Pursuant to the Plan, each holder of an Allowed General Unsecured Claim in Class 5 has the option to receive one of the following three distributions under the Plan by checking the appropriate box on a timely cast
Ballot:

         o THE STOCK/NOTES ELECTION -- The first option available to a holder of an Allowed General Unsecured Claim is to elect to receive its Pro Rata share of (i) Available Shares and (ii) Available Notes (the "STOCK/NOTES ELECTION").

         o THE STOCK ONLY DISTRIBUTION -- Under the second option, a holder of an Allowed General Unsecured Claim may elect to receive (i) its Pro Rata share of Available Shares and (ii) an additional 66.67 shares of New Common Stock for every $1000 in New Senior Notes it would otherwise receive under the Stock/Notes Election (the "STOCK ONLY DISTRIBUTION").

         o THE ADDITIONAL NOTES ELECTION -- Under the third option, a holder of an Allowed General Unsecured Claim may elect to receive (i) its Pro Rata share of Available Notes; (ii) an additional $1000 in New Senior Notes for every 66.67 shares of New Common Stock it would otherwise receive as its Pro Rata share of Available Shares under the Stock/Notes Election (to the extent New Senior Notes are available for such conversion); and (iii) the remainder of its Pro Rata share of Available Shares.

                  The following is an illustration of the outcome of each distribution option for a claimholder with a $50,000 Claim 5/:

                                      STOCK/NOTES  STOCK ONLY       ADDITIONAL
                                      ELECTION     DISTRIBUTION   NOTES ELECTION

                     TOTAL CLAIM      $50,000      $50,000            $50,000

DISTRIBUTION IN NEW SENIOR NOTES      $8,900         $0               $17,700

DISTRIBUTION IN NEW COMMON STOCK      $17,730      $26,595            $8,865

                           TOTAL      $26,630      $26,595            $26,565
------------------------
5/ For purposes of this illustration, it is assumed that 50% of claimholders selected the Stock/Notes Election, 25% of claimholders selected the Stock Only Distribution and 25% of claimholders selected the Additional Notes Election. Actual distributions under the Additional Notes Election may vary depending on how many claimholders choose the Stock Only Distribution and/or Additional Notes Election. At a minimum, claimholders making the Additional Notes Election will receive a distribution of New Senior Notes equal to that they would receive by making the Stock/Notes Election. At most, Additional Notes Election claimholders will receive a distribution of all New Senior Notes.

                  % RECOVERY         53%            53%            53%

    STOCK SHARES DISTRIBUTED        1,182          1,773           591

NEW SENIOR NOTES DISTRIBUTED         89              0             177

If a holder of an Allowed General Unsecured Claim fails to indicate its selection of the Stock/Notes Election or Additional Notes Election on a timely cast ballot, such claimholder will receive the Stock Only Distribution. The holder of an Allowed General Unsecured Claim which timely makes either a Stock/Notes Election or an Additional Notes Election shall continue to be deemed the holder of an Allowed Class 5 General Unsecured Claim for classification, voting and all other purposes under the Plan.

                  Pursuant to the Plan a holder of a Class 5 General Unsecured Claim will receive its distribution on the later of (i) the Effective Date, or
(ii) 30 days after the date on which such Claim becomes an Allowed General Unsecured Claim, or as soon thereafter as is practicable. If, after the Effective Date, any further Available Shares are available from the release of New Common Stock from the Disputed Claims Reserve, then pursuant to the Plan each holder of an Allowed General Unsecured Claim will receive on a Subsequent Distribution Date, if any, and the Final Distribution Date, Available Shares on account of its Allowed General Unsecured Claim in accordance with Articles VI.B.1(d) and (e) of the Plan. Any further New Senior Notes released from the Disputed Claims Reserve shall be canceled pursuant to Article VI.B.5 of the Plan.

                  9 CLASS 6 -- EQUITY INTERESTS (IMPAIRED; NO DISTRIBUTIONS SHALL BE MADE, THEREFORE, DEEMED TO HAVE REJECTED THE PLAN AND NOT ENTITLED TO VOTE.)

                  Class 6 includes the outstanding common and preferred stock of Loehmann's and any option, warrant or right, contractual or otherwise, to acquire any such interest.

                  The Plan provides that holders of Class 6 Equity Interests shall receive no distributions on account of such Equity Interests and are conclusively presumed to have rejected the Plan. All Equity Interests shall be canceled on the Effective Date.

         C.       PROVISIONS REGARDING CORPORATE GOVERNANCE AND
                  MANAGEMENT OF LOEHMANN'S HOLDINGS AND THE REORGANIZED
                  DEBTOR

                           1        FORMATION OF LOEHMANN'S HOLDINGS

                  Pursuant to the Plan, on the Effective Date Loehmann's Holdings will be formed as a holding company which will own 100% of Reorganized Loehmann's. Loehmann's Holdings will issue the New Senior Notes and New Common Stock pursuant to Article V.B. of the Plan.

                           2        LOEHMANN'S HOLDINGS

                                    (A) BOARD OF DIRECTORS. Pursuant to the
Plan, as of the Effective Date, the board of directors of Loehmann's Holdings shall initially consist of seven (7) members, five (5) of whom shall be jointly designated by the Creditors Committee and Informal Noteholders Committee whose names shall be disclosed on or before the date of the Confirmation Hearing, and two (2) of whom shall be Robert Friedman and Robert Glass. The Board of Directors of Loehmann's Holdings will select a Chairman of the Board of Directors of Loehmann's Holdings at its initial meeting.

                                    (B) OFFICERS OF LOEHMANN'S HOLDINGS. The
officers of Loehmann's Holdings shall be disclosed on or before the date of the Confirmation Hearing.

                                    (C) LOEHMANN'S HOLDINGS CERTIFICATE OF
INCORPORATION AND BY-LAWS. Pursuant to the Plan, the adoption of Loehmann's Holdings Certificate of Incorporation and Loehmann's Holdings By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of Loehmann's Holdings. The Loehmann's Holdings Certificate of Incorporation will, among other things, contain appropriate provisions consistent with the Plan governing the authorization of up to 3,333,333 shares of New Common Stock,6/ subject to increase by the Equity Incentive Plan. On or prior to the Effective Date, Loehmann's Holdings will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Loehmann's Holdings Certificate of Incorporation and such certificate shall be the certificate of incorporation for Loehmann's Holdings. The Loehmann's Holdings Certificate of Incorporation and By- Laws shall be substantially in the forms contained in the Plan Supplement.
------------------------
6/ Pursuant to the Plan, Loehmann's Holdings is authorized to issue additional shares of New Common Stock, not to exceed an aggregate of 5,000,000 shares, if required for distribution to those claimholders with Allowed General Unsecured Claims receiving the Stock Only Distribution or making the Stock/Notes Election under Article IV.E of the Plan.

                           3        REORGANIZED LOEHMANN'S

                                    (A) BOARD OF DIRECTORS. Pursuant to the
Plan, as of the Effective Date, the board of directors of Reorganized Loehmann's shall initially consist of seven (7) members, five (5) of whom shall be jointly designated by the Creditors Committee and Informal Noteholders Committee whose names shall be disclosed on or before the date of the Confirmation Hearing, and two (2) of whom shall be Robert Friedman and Robert Glass. The Board of Directors of Reorganized Loehmann's will select a Chairman of the Board of Directors of Reorganized Loehmann's at its initial meeting.

                                    (B) OFFICERS OF REORGANIZED LOEHMANN'S.
Pursuant to the Plan, the officers of Loehmann's immediately prior to the Effective Date shall serve as the initial officers of Reorganized Loehmann's on or after the Effective Date. Such officers shall serve in accordance with employment agreements to be negotiated with Reorganized Loehmann's and applicable nonbankruptcy law. Key officers of Loehmann's who shall serve in the same position for the Reorganized Debtor, include, among others, the following:

     NAME                          AGE                    TITLE
------------------------           ---      -----------------------------------

Robert N. Friedman                 58       Chairman, Chief Executive Officer
                                            and Director

Robert Glass                       53       President, Chief Operating Officer,
                                            Chief Financial Officer and Director

Anthony D'Annibale                 38       Senior Vice President, Merchandising

John Mains                         44       Senior Vice President, Merchandising

Richard Morretta                   46       Vice President and Controller

                                    (C) AMENDED CERTIFICATE OF INCORPORATION AND
AMENDED LOEHMANN'S BY-LAWS. The adoption of the Amended Certificate of Incorporation and Amended By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtor or the Reorganized Debtor. On or prior to the Effective Date, Loehmann's will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Amended Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Loehmann's. Pursuant to the Plan, the Amended Certificate of Incorporation shall provide, among other things, for a prohibition of the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code. The Amended Certificate of

Incorporation and Amended By-Laws shall be substantially in the forms contained in the Plan Supplement.

                           4        SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

                                    (A) NEW COMMON STOCK. On the Effective Date,
pursuant to the Plan, issuance by Loehmann's Holdings of 3,333,333 shares of New Common Stock (plus any additional shares required for distribution under Article IV.E of the Plan, up to an aggregate of 5,000,000 shares) is authorized without further act or action under applicable law, regulation, rule or order. Each share of New Common Stock will entitle its holder to one vote with no cumulative voting rights. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Loehmann's Holdings. Loehmann's Holdings will use its best efforts to have the New Common Stock listed on a nationally recognized market or exchange.

                                    (B) NEW SENIOR NOTES. The New Senior Notes
will be issued by Loehmann's Holdings pursuant to an indenture (the "NEW NOTES INDENTURE"), which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing.

                  The New Senior Notes will be issued in $100 denominations in the aggregate principal amount of up to $25,000,000 and will be distributed to holders of Allowed General Unsecured Claims making the Stock/Notes Election or Additional Notes Election. Maturity of the New Senior Notes will occur five years and one month from the Effective Date. The New Senior Notes will bear interest at a fixed annual rate of 11% per annum, and be payable semi-annually (each April 30 and October 30) (i) for the period from the earlier of the Effective Date and November 1, 2000 through April 30, 2001, by the issuance of additional New Senior Notes, and (ii) for subsequent periods (a) in cash if the "Free Cash Flow Test" is met, or (b) otherwise, by the issuance of additional New Senior Notes. If interest is to be payable by the issuance of additional New Senior Notes and such issuance would result in the issuance of a fraction of a New Senior Note, such interest shall be recorded in book-entry form only and will not be payable until interest aggregating a whole New Senior Note denomination or a multiple thereof has accrued.

                  The New Senior Notes will also contain the following material terms and provisions:

         o FREE CASH FLOW TEST: Reorganized Loehmann's will be subject to the Free Cash Flow Test, pursuant to which Reorganized Loehmann's will be required to have, on a pro forma basis, at least $0 of free cash flow (as defined in the New Notes Indenture) assuming that interest on the New Senior Notes and any required matching early amortization payments (the "MATCHING AMORTIZATION") on Reorganized Loehmann's' New Credit Facility (as defined in Section X.B. of the Disclosure Statement) were paid in cash for the prior twelve months ending on the

                  January 31 or July 31 preceding the interest payment date. If Reorganized Loehmann's has minimum excess availability of $25 million under the New Credit Facility on the date of the Free Cash Flow Test, Matching Amortization is not required to be paid, and is not deducted in the calculation of free cash flow.

         o RANKING: The New Senior Notes will be unsecured senior obligations of Loehmann's Holdings and will rank PARI PASSU to all existing and future senior indebtedness of Loehmann's Holdings senior to all future subordinated indebtedness. There will be no guarantees of the New Senior Notes by Reorganized Loehmann's or its subsidiaries.

                  The New Notes Indenture also will contain customary and usual affirmative covenants as may be mutually agreeable to Loehmann's Holdings and the Creditors Committee, including compliance with laws, payment of taxes and maintenance of corporate existence, properties and insurance, and negative covenants, including limitations on (i) the incurrence of new indebtedness and liens, subject to permitted exceptions, (ii) sale/leaseback transactions, subject to permitted exceptions, (iii) dispositions of assets, (iv) transactions with affiliates and (v) restricted payments. Events of default for the New Senior Notes will be usual for indebtedness of this kind, with customary grace and notice provisions, including non-payment of principal and interest, violation of covenants, cross-default and cross-acceleration, material judgments and bankruptcy. A copy of the New Notes Indenture will be included in the Plan Supplement.

         D.       SECURITIES LAWS MATTERS

                  Pursuant to the Plan, each Initial Holder receiving a distribution of New Common Stock representing more than 10% of the aggregate New Common Stock issued on the Effective Date shall be entitled to become a party to the Registration Rights Agreement, which provides that Loehmann's Holdings will file and maintain the effectiveness of a shelf registration right statement for such Initial Holder of the New Common Stock and the New Senior Notes, covering the resale of all such securities. Certificates evidencing shares of New Common Stock received by an Initial Holder who is deemed to be an affiliate of Loehmann's Holdings by reason of its equity holdings or otherwise will bear a legend stating, in substance, that such shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered or qualified under such Act and applicable state securities laws or unless Loehmann's Holdings receives a certificate executed by a duly authorized officer of such Initial Holder or an opinion of counsel, as applicable, reasonably satisfactory to them that such registration or qualification is not required. The Registration Rights Agreement will be in substantially the form included in the Plan Supplement.

         E.       EQUITY INCENTIVE PLAN

                  1        LOEHMANN'S HOLDINGS' EQUITY INCENTIVE
                           PLAN

                  Pursuant to the Plan, on the Effective Date, Loehmann's Holdings will adopt a stock option plan (the "EQUITY INCENTIVE PLAN") which permits Reorganized Loehmann's to grant to its directors and certain key senior management executives of the Company options to acquire shares of New Common Stock. Such stock option plan shall be on the terms in substantially the form contained in the Plan Supplement. Options granted under the stock option plan are generally intended to qualify as "incentive stock options" described in the Internal Revenue Code.

                  2        DESCRIPTION OF LOEHMANN'S HOLDINGS' EQUITY INCENTIVE
                           PLAN

                  The purposes of the Loehmann's Holdings Equity Incentive Plan are to promote the interests of Loehmann's Holdings and its shareholders by (i) attracting and retaining exceptional officers, directors and key employees of Reorganized Loehmann's and (ii) enabling such individuals to participate in the long-term growth and financial success of Reorganized Loehmann's. In connection with and pursuant to the Plan, the Equity Incentive Plan will be adopted and certain of the options will be granted to certain persons under the Equity Incentive Plan, effective as of the Effective Date. The Equity Incentive Plan makes available the grant of options to acquire an aggregate of 425,000 shares of New Common Stock and an aggregate of 262,500 shares will be issued as of the Effective Date. The remaining options to acquire 162,500 shares of New Common Stock will be issued by a compensation committee of Reorganized Loehmann's' Board of Directors. All of Loehmann's' directors, officers and employees are eligible to receive options under the Equity Incentive Plan.

The following are further terms respecting the Equity Incentive Plan:

Shares Available:        The number of options that will be available for grant
                         pursuant to the Equity Incentive Plan will be equal to 425,000 shares of New Common Stock.

Eligible Participants:   All members of the Board of Directors and certain key
                         senior management executives of Reorganized Loehmann's will be eligible to participate in the Equity Incentive
                         Plan.

Effective Date Grants:   On the Effective Date, Robert Friedman and Robert Glass
                         will each receive options to acquire 131,250 shares of New Common Stock for a total of 262,500 of the shares.

Strike Price:            The strike price shall be $15.00.

Vesting: Options granted under the Equity Incentive Plan will vest in four (4) equal tranches on each of the Effective Date and the first three (3) anniversaries thereafter.

Duration of Options:     Options must be exercised on or before the fifth (5th)
                         anniversary of the grant date.

Change of Control:       In the event a sale of Reorganized Loehmann's or
                         Loehmann's Holdings (whether stock or substantially all of the assets) occurs, all options that have not vested as of such date shall automatically vest in full.

Termination of Option    If an option holder is terminated from employment by
Holder                   Reorganized Loehmann's or removed as a director of
                         Reorganized Loehmann's (in each case other than for "cause"), such option holder's options that are vested as of such date shall be exercisable for a period of 60 days following such date of termination or removal and all unvested options will on such date be forfeited.

         F.       DISTRIBUTIONS UNDER THE PLAN

                  1        METHOD OF DISTRIBUTIONS UNDER THE PLAN

                           (A) DATE AND DELIVERY OF DISTRIBUTIONS. Distributions
under the Plan shall be made by the Reorganized Debtor or its designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed DIP Financing Claims, Allowed Other Secured Claims, Allowed Convenience Claims and Allowed General Unsecured Claims at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtor or the Reorganized Debtor has been notified in writing of a change of address), except that all distributions to the holders of Allowed Senior Note Claims shall be made in accordance with the Senior Note Indenture. Distributions of New Senior Notes and New Common Stock shall be made initially to the Transfer Agent who shall make distributions to the holders of Allowed General Unsecured Claims or, in the case of holders of Allowed Senior Note Claims to the Senior Note Indenture Trustee for further distribution to individual holders of Senior Note Claims. Notwithstanding any provision in the Plan to the contrary, the Senior Note Indenture will continue in effect to the extent necessary to allow the Senior Note Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Note Claims. New Senior Notes (including any interest earned thereon) and New Common Stock (including dividends paid on account thereof) will be held in trust by the disbursing agent or the Reorganized Debtor, as applicable, for the benefit of the potential claimants of such securities until such time as such shares are distributed to the holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of potential claimants will be treated as treasury stock for voting purposes.

                           (B) DISTRIBUTION OF CASH. Any payment of Cash by the
Reorganized Debtor pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtor, by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtor.

                           (C) EFFECTIVE DATE DISTRIBUTIONS. On the Effective
Date, or as soon thereafter as practicable, the Reorganized Debtor shall distribute all Available Notes and Available Shares to the holders of Allowed General Unsecured Claims.

                           (D) DISTRIBUTIONS ON SUBSEQUENT DISTRIBUTION DATES.
Unless otherwise provided in the Plan, to the extent there are Available Shares subsequent to the Effective Date as a result of the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with Article VI.B.5. of the Plan or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1.(g) of the Plan, the Reorganized Debtor shall, on a Subsequent Distribution Date, distribute (with the written consent of the Creditors Committee or Court order on notice to the Creditors Committee) such Available Shares to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date or subsequently have become Allowed on or before the Subsequent Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed General Unsecured Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Subsequent Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Subsequent Distribution Date had been disallowed on the Effective Date.

                           (E) DISTRIBUTIONS ON THE FINAL DISTRIBUTION DATE.
Unless otherwise provided in this Plan, to the extent there are Available Shares subsequent to the Effective Date from the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with Article VI.B.5. of the Plan, or the return of unclaimed, undeliverable or time-barred distributions to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1.(g) of the Plan, the Reorganized Debtor shall, on the Final Distribution Date, distribute all such Available Shares to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed General Unsecured Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed General Unsecured Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date; PROVIDED, HOWEVER, that in no event shall the Reorganized Debtor be obligated to make such a distribution if, in the discretion of the Reorganized Debtor and the Creditors Committee, there are insufficient Available Shares to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution, in which event such shares of New Common Stock shall become the property of the Reorganized Debtor.

                           (F) RESERVE SHARES AND NOTES FOR DISPUTED CLAIMS. On
the date on which the Reorganized Debtor makes its initial distribution to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1 of the Plan, the Reorganized Debtor shall deposit with the Transfer Agent an aggregate number of New Senior Notes and shares of New Common Stock sufficient to distribute to each holder of a Disputed Claim (i) the number of New Senior Notes and/or shares of New Common Stock that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such lesser amount as the Court may estimate pursuant to Article VI.C. of the Plan or may otherwise order. New Senior Notes and shares of New Common Stock will be withheld by the Transfer Agent and reserved for distribution to holders of Disputed Claims until such time as such shares are distributed to holders of Allowed Claims. Until such distribution, shares of New Common Stock held for the benefit of Disputed Claims holders shall be treated as treasury stock for voting purposes.

                           (G) UNCLAIMED DISTRIBUTIONS. Any distribution of Cash
under the Plan which is unclaimed after the later to occur of (a) two years after distribution and (b) six months after the date on which such claimant's Claim is Allowed shall be transferred to the Reorganized Debtor notwithstanding state or other escheat or similar laws to the contrary. Distributions under the Plan consisting of New Senior Notes or New Common Stock that are unclaimed for a period of two years after distribution shall be canceled and any dividends or interest which has been paid with respect to such securities shall be transferred to the Reorganized Debtor and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

                           (H) SATURDAYS, SUNDAYS, OR LEGAL HOLIDAYS. If any
payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

                           (I) FRACTIONAL NOTES AND FRACTIONAL SHARES.

                                    (i) FRACTIONAL NOTES. Notwithstanding any
other provision in the Plan to the contrary, no fractional denominations of New Senior Notes shall be issued pursuant to the Plan. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a New Senior Note (issued in $100 denominations), the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole denomination (up or down), with half denominations being rounded down.

                                    (ii) FRACTIONAL SHARES. Notwithstanding any
other provision in the Plan to the contrary, no fractional shares of New Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, which remain to be allocated, the Transfer Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Transfer Agent deems fair, in the Transfer Agent's sole discretion. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

                           (J) DISTRIBUTIONS TO HOLDERS AS OF THE RECORD DATE.
As at the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. Further, at the close of business on the Record Date, the Senior Note Indenture Trustee shall close the register for the Senior Notes. The Debtor, the Reorganized Debtor and the Senior Note Indenture Trustee shall have no obligation to recognize any transfer of any Claims (including Senior Note Claims) occurring after the Record Date. The Debtor, the Reorganized Debtor and the Senior Note Indenture Trustee shall instead be entitled to recognize and deal for purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the claims register and the register for Senior Note as of the close of business on the Record Date.

                           (K) SENIOR NOTE INDENTURE TRUSTEE'S FEES AND
EXPENSES. The Senior Note Indenture Trustee shall be entitled to payment from Reorganized Loehmann's of Indenture Trustee Expenses incurred in connection with such Trustee's making distributions under the Plan without further Bankruptcy Court approval. These payments will be made on terms agreed to with Reorganized Loehmann's and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Senior Note Claims.

                  2        DISPUTED GENERAL UNSECURED CLAIMS

                           The holder of a Disputed General Unsecured Claim that
becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a distribution of New Senior Notes and/or New Common Stock as soon thereafter as is practicable. Such distribution shall be made in accordance with the Plan based on the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date.

         G. OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE CLAIMS AND CLAIMS; ADMINISTRATIVE AND PRIORITY CLAIMS RESERVE

                  1 OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE CLAIMS AND CLAIMS

                           The Debtor, the Reorganized Debtor and the Creditors
Committee shall have the exclusive right to make and file objections to Administrative Claims and Claims subsequent to the Confirmation Date. All objections shall be litigated to a Final Order. Unless otherwise ordered by the Court, the Debtor, the Reorganized Debtor and the Creditors Committee shall file all objections to Administrative Claims and Claims that are the subject of proofs of claim or requests for payment filed with the Court (other than applications for allowance of compensation and reimbursement of expenses) and serve such objections upon the holders of the Administrative Claims and Claims as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Court.

                  2        ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS
                           RESERVE

                           (A) ESTABLISHMENT OF ADMINISTRATIVE, PRIORITY AND
CONVENIENCE CLAIMS RESERVE. Pursuant to the Plan, on the Effective Date, the Reorganized Debtor shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Convenience Claims, plus (ii) an amount to be determined by the Court to be reserved for any Disputed Administrative

Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims that are unliquidated (the "ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS RESERVE").

                           (B) CASH HELD IN ADMINISTRATIVE, PRIORITY AND
CONVENIENCE PRIORITY CLAIMS RESERVE. Cash held in the Administrative, Priority and Convenience Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtor and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Convenience Claims. Cash held in the Administrative, Priority and Convenience Claims Reserve shall not constitute property of the Reorganized Debtor. The Reorganized Debtor shall invest the Cash held in the Administrative, Priority and Convenience Claims Reserve in a manner consistent with investment guidelines to be included in the Plan Supplement. The Reorganized Debtor shall pay, or cause to be paid, out of the funds held in the Administrative, Priority and Convenience Claims Reserve, any tax imposed on the Administrative, Priority and Convenience Claims Reserve by any governmental unit with respect to income generated by Cash held in the Administrative, Priority and Convenience Claims Reserve. Any Cash held in the Administrative, Priority and Convenience Claims Reserve after all Administrative, Priority and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtor.

                  3 ALLOWANCE OF DISPUTED ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS

                  Pursuant to the Plan, if, on or after the Effective Date, any Disputed Administrative, Priority or Convenience Claim becomes an Allowed Claim, the Reorganized Debtor shall, 30 days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority and Convenience Claims Reserve to the holder of such Allowed Administrative, Priority or Convenience Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

                  4        RELEASE OF SHARES AND NOTES FROM DISPUTED CLAIMS
                           RESERVE

                  If at any time or from time to time after the Effective Date, there shall be New Senior Notes and/or shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which the Reorganized Debtor is required at such time to reserve on account of Disputed Claims under the Plan or pursuant to any Order of the Court, (i) such excess shares of New Common Stock shall become available for distribution in accordance with the Plan, and (ii) such excess New Senior Notes shall be canceled.

         H.       ALLOCATION OF CONSIDERATION

                  The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan (other than the Claims, if any, of the Internal Revenue Service) shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

         I.       CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND
                  AGREEMENTS

                  On the Effective Date, the Senior Notes and Equity Interests shall be deemed canceled and the underlying agreements and securities, including the Senior Note Indenture (except as provided in Article VI.B.1.(a) of the Plan), together with all instruments issued pursuant thereto, shall have no further legal effect other than as evidence of any right to receive distributions, fees and expenses under the Plan. In addition, the Indenture Trustee's obligations shall be discharged, except as contemplated under Article VI.B. of the Plan.

                  Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a Claim must tender such promissory note or other instrument or security to the Reorganized Debtor or its designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtor and the Indenture Trustee.

                  Any holder of a Claim that fails to surrender such instrument or to provide the affidavit and indemnity or bond, before the later to occur of
(i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

                  Pursuant to the Plan, the Debtor, the Reorganized Debtor or the Creditors Committee may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor, the Reorganized Debtor or the Creditors Committee have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve, or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor, the Reorganized Debtor or the Creditors Committee may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

         J.       ADMINISTRATIVE CLAIMS OF INDENTURE TRUSTEE

                  In addition to any other Administrative Claim that may be filed by the Indenture Trustee, the Indenture Trustee shall have an Allowed Administrative Claim in an amount equal to the reasonable and necessary fees and expenses incurred by the Indenture Trustee and its legal counsel in accordance with and to the extent provided for in the Senior Note Indenture for the period covering the Petition Date through and including the Effective Date.

         K.       NONCONSENSUAL CONFIRMATION

                  As the holders of Equity Interests in Class 6 are deemed to reject the Plan, the Debtor will seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

         L. IMPLEMENTATION OF THE PLAN, THE AMENDED CERTIFICATE OF INCORPORATION, THE AMENDED BY-LAWS AND OTHER
                  IMPLEMENTATION DOCUMENTS

                  On or before the Effective Date, pursuant to the Plan, the Reorganized Debtor will execute the Amended Certificate of Incorporation, the Amended By-Laws and other implementation documents, and Loehmann's Holdings will execute the Loehmann's Holdings Certificate of Incorporation and Loehmann's Holdings By-Laws, the Equity Incentive Plan and the Registration Rights Agreement. Reorganized Loehmann's and Loehmann's Holdings will execute all other documents required and necessary to implement the Plan, without the requirement of any further corporate action.

         M.       EFFECT OF CONFIRMATION OF THE PLAN

                  1        CONTINUED CORPORATE EXISTENCE

                  The Debtor, as Reorganized Debtor, shall continue to exist after the Effective Date with all powers of a corporation under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; and the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan

                  2        VESTING OF ASSETS

                  To take advantage of certain state tax efficiencies, except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtor shall form two (2) subsidiaries. Such subsidiaries shall be vested with all of the property of the Debtor's estate free and clear of all Claims, Liens, encumbrances, charges and other interests of creditors and equity security holders. Tangible assets shall be transferred to one subsidiary and intangible assets shall be transferred to the other. As a result of the transfer of assets into two newly formed subsidiaries, Reorganized Loehmann's will become a holding company.

                  3        DISCHARGE OF THE DEBTOR

                  The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Debtor in Possession, the Reorganized Debtor or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtor, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtor, the Reorganized Debtor or any of its assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

                  4        INJUNCTION

                  Except as otherwise expressly provided in the Plan, the Confirmation Order, or any other order of the Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and its respective properties and interests in property.

                  5 EXTINGUISHMENT OF CAUSES OF ACTION UNDER THE AVOIDING POWER PROVISIONS

                  On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code shall be extinguished whether or not then pending. While the Debtor has not conducted an exhaustive investigation, the Debtor does not believe that the pursuit of such claims is warranted. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all other Claims, Causes of Action, rights of setoff and other legal or equitable defenses which the Debtor had immediately prior to the Petition Date as fully as if the Chapter 11 Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any such Claim which is not specifically waived, extinguished or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

                  6        VOTES SOLICITED IN GOOD FAITH

                  The Plan provides that pursuant to section 1125(e) of the Bankruptcy Code, the Debtor, the Creditors Committee and the Informal Noteholders Committee have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Plan further provides that pursuant to section 1125(e) of the Bankruptcy Code, the Debtor and the Creditors Committee (and their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale and purchase of the securities offered and sold under the Plan and therefore have not, and on account of such offer, issuance, sale, solicitation and/or purchase will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

                  7        ADMINISTRATIVE CLAIMS INCURRED AFTER THE CONFIRMATION
                           DATE

                  Administrative Claims incurred by the Reorganized Debtor after the date and time of the entry of the Confirmation Order, including (without limitation) Claims for professionals' fees and expenses incurred after such date, including, without limitation, fees and expenses by the Reorganized Debtor, the Creditors Committee and the Senior Note Indenture Trustee, shall not be subject to application and may be paid by the Reorganized Debtor in the ordinary course of business and without application for or Court approval.

                  8        THE DEBTOR'S RELEASE

                  On the Effective Date, pursuant to the Plan, the Debtor and the Reorganized Debtor on behalf of themselves, and their estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants and other professionals, the Creditors Committee members, counsel to the Creditors Committee, accountants to the Creditors Committee, the Informal Noteholders Committee members, counsel to the Informal Noteholders Committee, the Senior
Note Indenture Trustee and each of their representatives and agents (including any professionals retained by such persons or entities) (the "RELEASED PARTIES") from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (ii) the Reorganized Debtor shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtor. While the Debtor has not conducted an exhaustive investigation with respect to any of the claims that may be released under the Plan, the Debtor is not aware of any such claims.

                  9        EXCULPATION AND RELEASE AND INJUNCTION OF RELEASED
                           PARTIES

                           (A) EXCULPATION. The Plan provides that the Debtor,
the Reorganized Debtor, members of the Creditors Committee, members of the Informal Noteholders Committee, the Senior Note Indenture Trustee and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of the Plan, the negotiation of the other documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for the Plan, the Chapter 11 Case, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof (including, without limitation, the Equity Incentive Plan, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Case), except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

                           (B) INJUNCTION. The Plan provides that pursuant to
section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any action, employment of process, or any act to collect, offset or recover any claim against a Released Party that accrued on or prior to the Effective Date and has been released or waived pursuant to the Plan.

                  10       LIMITATION OF GOVERNMENTAL RELEASEs

                  The Plan provides that, notwithstanding Articles VII.I.1 and 2 thereof, it does not release, discharge or exculpate any non-debtor party from any debt owed to the United States Government, and/or its agencies, including the Pension Benefit Guaranty Corporation (the "GOVERNMENT"), or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Articles VII.I.1 and 2 of the Plan, the Plan does not enjoin or prevent the Government from collecting any such liability from any such non- debtor party.

                  11       TERM OF BANKRUPTCY INJUNCTION OR STAYS

                  The Plan provides that all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  12       PRESERVATION OF INSURANCE

                  The Plan provides that the Debtor's discharge and release from all Claims as provided in the Plan, does not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor, the Reorganized Debtor (including, without limitation, its officers and directors) or any other person or entity.

                  13       OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS AND
                           INSURANCE

                  The Plan provides that notwithstanding any other provision of the Plan, the obligations of the Debtor to indemnify its present directors, officers and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or By-Laws of the Debtor, applicable state law, specific agreement or any combination of the foregoing, shall survive the Effective Date.

         N.       RETENTION OF JURISDICTION

                  The Plan provides that the Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes:
(1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims are accomplished as provided by the Plan; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Administrative Claims and Claims; (6) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan; (11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (13) to hear any other matter not inconsistent with the Bankruptcy Code; (14) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Confirmation Date through and including the Effective Date; and (15) to enter a final decree closing the Chapter 11 Case.

         O.       MISCELLANEOUS PROVISIONS

                  1        PAYMENT OF STATUTORY FEES

                  The Plan provides that all fees payable on or before the Effective Date (i) pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, and (ii) to the United States Trustee, shall be paid by the Debtor on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the Reorganized Debtor.

                  2        DISSOLUTION OF CREDITORS COMMITTEE

                  The Plan provides that the appointment of the Creditors Committee shall terminate on the Final Distribution Date.

                  3        MODIFICATION OF THE PLAN

                  The Plan provides that the Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or to modify the Plan prior to the entry of the Confirmation Order with the prior consent of the Creditors Committee and the Informal Noteholders Committee. The Plan also provides that after entry of the Confirmation Order, the Reorganized Debtor or the Debtor may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan.

                  4        GOVERNING LAW

                  The Plan provides that unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code or Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) will govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

                  5        FILING OR EXECUTION OF ADDITIONAL DOCUMENTS

                  The Plan provides that on or before the Effective Date, the Debtor or the Reorganized Debtor, will file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                  6        WITHHOLDING AND REPORTING REQUIREMENTS

                  The Plan provides that in connection therewith and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder will be subject to any such withholding and reporting requirements.

                  7        EXEMPTION FROM TRANSFER TAXES

                  The Plan provides that pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of New Senior Notes or New Common Stock under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan will not be subject to any stamp, real estate transfer, recording or other similar tax.

                  8        SECTION 1145 EXEMPTION

                  Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of New Senior Notes and New Common Stock to the Debtor's creditors under the Plan is exempt from the registration requirements of section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes and New Common Stock and is deemed to be a public offering of New Senior Notes and New Common Stock.

                  9        WAIVER OF FEDERAL RULE OF CIVIL PROCEDURE 62(A)

                  The Debtor may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (b) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

                  10       PLAN SUPPLEMENT

                  Forms of the documents relating to the Amended Certificate of Incorporation, the Amended By-Laws, the Loehmann's Holdings Certificate of Incorporation and By-Laws, the New Notes Indenture, the Registration Rights Agreement, the investment guidelines referred to in Article V.B.3(b)(ii) of the Plan and the Equity Incentive Plan will be contained in the Plan Supplement which will be filed with the Clerk of the Court prior to the Confirmation Hearing. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours.

                  11       SETOFF BY THE UNITED STATES

                  Pursuant to the Plan, the valid setoff rights, if any, of the United States of America will be unaffected by the Plan or confirmation thereof.

         P.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  The Bankruptcy Code grants the Debtor the power, subject to the approval of the Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages, if any, incurred by reason of the rejection. In the case of rejection of leases of real property and employment agreements, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Other than (i) executory contacts or unexpired leases which
(x) are the subject of a motion to reject pending on the Confirmation Date, (y) were previously assumed or rejected by the Debtor, or (z) have expired or terminated pursuant to their own terms during the pendency of the Chapter 11 Case, and (ii) employment agreements, if any, terminated prior to or in connection with the Plan, all of the executory contracts, unexpired leases and employment agreements that exist between the Debtor and any person are specifically assumed as of the Effective Date pursuant to the Plan. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate and the Reorganized Debtor. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 General Unsecured Claims (subject to the claimant's option to have the claim treated as a Class 4 Convenience Claim; see Section VIII.B.7, "Class 4 -- Convenience Claims," above). The Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 60 days of the Effective Date under any executory contract, unexpired lease or employment agreement assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the liability of the Debtor or the Reorganized Debtor with respect thereto, or as may otherwise be agreed to by the parties.

         Q.       BENEFIT PLANS

                  The Plan provides that all employment and severance agreements and policies, and all employee compensation and benefit plans, policies and programs of the Debtor applicable generally to its employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans,

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

disability plans, severance benefit plans, incentive plans, and life accidental death and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtor's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtor's rights under applicable non- bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts or programs.


                                       IX.

                       PROJECTIONS AND VALUATION ANALYSIS

                  The Debtor and its advisors developed a set of financial projections (summarized below and in Exhibit D) to assess the value of the Reorganized Debtor generally, and specifically the value of the New Common Stock to be distributed to Class 5 under the Plan. The projections and valuations set forth below and in Exhibit D are based on a number of significant assumptions including, among other things, the successful reorganization of the Debtor, an assumed Effective Date of October 1, 2000 and no significant downturn in the specific markets in which the Debtor operates.

                   THE PROJECTIONS ARE BASED UPON A NUMBER OF
              SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND
                                VALUES MAY VARY.

         A.       PROJECTIONS

                  As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Loehmann's management has, through the development of financial projections (the "PROJECTIONS"), analyzed the ability of Loehmann's to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of a Claim in Classes 4 and 5 in determining whether to accept or reject the Plan.

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

                  The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the tables containing the Projections set forth herein and in Exhibit D, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Loehmann's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 and Loehmann's Quarterly Report on Form 10-Q for the period ended April 29, 2000 annexed hereto as Exhibits C and F, respectively, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable. The Projections, which were prepared in June 2000, were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of Loehmann's to achieve the Projections.

                  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. LOEHMANN'S INDEPENDENT ACCOUNTANT, ERNST & YOUNG, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                  LOEHMANN'S DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, LOEHMANN'S DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                  THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY LOEHMANN'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND LOEHMANN'S' CONTROL. LOEHMANN'S CAUTIONS THAT

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

NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED LOEHMANN'S' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                  FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED LOEHMANN'S, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED LOEHMANN'S WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

         B.       VALUATION

                  Two methodologies were used to derive the value of Reorganized Loehmann's based on the Projections: (i) a comparison of the company and its projected performance to how the market values comparable companies, and (ii) a calculation of the present value of the free cash flows under the Projections, including an assumption for a terminal value.

                  The market based approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to those of Loehmann's as a whole or significant portions of the company's operations, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are then applied to Loehmann's projected financial results to derive a range of implied values. The discounted cash flow approach involves deriving the unleveraged free cash flows that Loehmann's would generate assuming the projections were realized. These cash flows, and an estimated value of the company at the end of the projected period (the "TERMINAL VALUE"), are discounted to the present at Loehmann's estimated post-restructuring weighted average cost of capital to determine the company's enterprise value.

                  ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT

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

HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF MANAGEMENT'S PROJECTIONS AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

                  Based upon the methods described above, the estimated enterprise value for Reorganized Loehmann's is between $90 million and $120 million, with a midpoint value of $105 million. After deducting the estimated, long-term indebtedness of Loehmann's under the New Secured Credit Facility at the Effective Date of approximately $30 million, the estimated value distributable to general unsecured creditors is between $60 million and $90 million, with a midpoint value of $75 million. Of the $75 million in distributable value, $25 million will be issued in New Senior Notes to general unsecured creditors, and the assumed value of the New Common Stock will be $50 million. Therefore, assuming 3,333,333 shares of New Common Stock will be issued on the Effective Date, the range of values of New Common Stock is estimated to be $10.50 to $19.50 per share, with a midpoint value of $15.00 per share.

                  THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

                  THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.


                                       X.

                      CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT

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

OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

                  The ultimate recoveries under the Plan to holders of Claims depend upon the realizable value of the New Senior Notes and New Common Stock. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about October 1, 2000. Although such risk factors are based upon a October 1, 2000 Effective Date, Loehmann's believes that an actual Effective Date later in the third quarter of Fiscal 2000 would not have any material effect on the risk factors.

         A.       PROJECTED FINANCIAL INFORMATION

                  The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Reorganized Debtor's business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, and anticipated future performance of Loehmann's, retail industry performance, certain assumptions with respect to competitors of Loehmann's, general business and economic conditions and other matters, many of which are beyond the control of Loehmann's. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Loehmann's. Although Loehmann's believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         B.       ABILITY TO REFINANCE CERTAIN INDEBTEDNESS AND
                  RESTRICTIONS IMPOSED BY INDEBTEDNESS

                  Following the Effective Date of the Plan, the Reorganized Debtor's working capital borrowings and letters of credit requirements are anticipated to be funded by a new credit facility (the "NEW CREDIT FACILITY"), a portion of the proceeds of which will be used to repay in full the DIP Credit Facility. There can be no assurance that the Reorganized Debtor will be able to obtain such financing or that such financing may be obtained on acceptable terms.

                  The New Credit Facility and the New Notes Indenture will restrict, among other things, the ability of Reorganized Loehmann's and Loehmann's Holdings to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, create liens on assets, enter into transactions with affiliates, make investments, loans or advances, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of its assets or

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

change the business to be conducted by Reorganized Loehmann's. In addition, the New Credit Facility may contain certain other and more restrictive covenants and will prohibit Loehmann's Holdings from prepaying certain indebtedness, including the New Senior Notes. A breach of any of these covenants could result in a default under the New Credit Facility or the New Notes Indenture. Further, the restrictions in the New Notes Indenture and the New Credit Facility likely will therefore restrict the ability of Reorganized Loehmann's and Loehmann's Holdings to obtain additional financing for working capital, capital expenditures or general corporate purposes. In addition, substantially all of the assets of Loehmann's will be pledged as security under the New Credit Facility.

                  Reorganized Loehmann's' indebtedness will also require substantial debt service payments, which will restrict its ability to use its operating cash flow for capital expenditures and other working capital requirements.

         C.       COMPETITIVE CONDITIONS AND NEED TO FUND FUTURE
                  CAPITAL REQUIREMENTS

                  The off-price retail apparel business is highly competitive and may be affected by general economic conditions. The number of competitors and the degree of competition experienced by Loehmann's' stores vary by location. Loehmann's competes with several multi-regional and regional off-price retailers and department stores and other retailers. In addition, in order to continue to remain competitive over time, Loehmann's will be required to make substantial capital expenditures to remodel and replace its existing retail stores. Loehmann's anticipates utilizing its operating cash flow and amounts available under the New Credit Facility to finance these capital expenditure requirements.

         D.       SIGNIFICANT HOLDERS

                  If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Loehmann's Holdings and, consequently, have an impact upon the value of the New Common Stock.

                  Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

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

         E.       LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK

                  The Debtor shall use its best efforts to cause the New Common Stock to be listed on a national securities exchange. There can be no assurance that such an application will be approved.

                  The New Common Stock will be issued to holders of Allowed General Unsecured Claims, some or all of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There currently is no trading market for the New Common Stock nor is it known whether or when one would develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of $15 per share of the New Common Stock (which was calculated based on the company's mid-point enterprise valuation), such valuation is not an estimate of the price at which the New Common Stock may trade in the market. Loehmann's has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail following the Effective Date.

         F.       LACK OF TRADING MARKET FOR NEW NOTES

                  After the issuance of the New Senior Notes pursuant to the Plan, there can be no assurance that an active trading market will develop therefor. Further, there can be no assurance as to the degree of price volatility in any such market. Accordingly, no assurance can be given that any holder of such securities will be able to sell such securities or as to the price at which any sale may occur. If such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Loehmann's on a reorganized basis.

         G.       DIVIDEND POLICIES

                  The Debtor does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Loehmann's will be a party (including the New Credit Facility) may limit the ability of Loehmann's Holdings to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock.

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

         H.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS

                  1        RISK OF NON-CONFIRMATION OF THE PLAN

                  Although Loehmann's believes that the Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

                  2        RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

                  Although Loehmann's believes that the Effective Date may occur as soon as 10 days after the entry of the Confirmation Order, there can be no assurance as to such timing or that such conditions will ever occur.

         I.       CERTAIN TAX MATTERS

                  For a summary of certain federal income tax consequences of the Plan to holders of Claims and to Loehmann's, see Section XVI, "Certain Federal Income Tax Consequences Of The Plan."


                                       XI.

                             CONFIRMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

         A.       SOLICITATION OF VOTES

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 4, 5 and 6 of the Plan are impaired and the holders of Allowed Claims in Classes 4 and 5 are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2 and 3 are unimpaired. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes therefore is not required under section 1126(f) of the Bankruptcy Code. As the holders of Class 6 Equity Interests shall receive no distribution under the Plan, the holders of such claims are presumed to have voted to reject the Plan and the solicitation of acceptances with respect to such Class is therefore not required under section 1126(g) of the Bankruptcy Code.

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

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Code.

                  Any creditor in an impaired Class (i) whose Claim has been listed by the Debtor in the Debtor's Schedules filed with the Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before November 8, 1999 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote.

         B.       THE CONFIRMATION HEARING

                  The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for September 6, 2000 at 10:30 a.m., Eastern Time, before the Honorable Mary F. Walrath at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of the Debtor or other Interests held by the objector. Any such objection must be filed with the Court and served so that it is received by the Court and the following parties on or before August 30, 2000 at 4:00 p.m., Eastern Time:


Paul, Weiss, Rifkind, Wharton & Garrison  Young Conaway Stargatt & Taylor, LLP
Attorneys for the Debtor                  Attorneys for the Debtor
1285 Avenue of the Americas               1110 North Market Street
New York, New York  10019-6064            Rodney Square North, 11th Floor
Attn:  Alan W. Kornberg, Esq.             Wilmington, Delaware  19801
       Jeffrey D. Saferstein, Esq.        Attn:  Pauline K. Morgan, Esq.

Kronish Lieb Weiner & Hellman LLP         Morris, Nichols, Arsht & Tunnell
Attorneys for the Creditors Committee     Attorneys for the Creditors Committee
1114 Avenue of the Americas               1201 North Market Street
New York, New York  10036-7798            P.O. Box 1347
Attn:  Lawrence C. Gottlieb, Esq.         Wilmington, Delaware 19899-1347
       Robert J. Feinstein, Esq.          Attn:  Robert.J. Dehney, Esq.

Office of the United States Trustee       Andrews & Kurth, L.L.P.
601 Walnut Street                         Attorneys for the Informal Noteholders
Curtis Center, Suite 950 West               Committee
Philadelphia, Pennsylvania  19106         805 Third Avenue
Attn: Patricia Staiano, Esq.              New York, New York 10022
                                          Attn:  Paul N. Silverstein, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and orders of the Bankruptcy Court.

         C.       CONFIRMATION

                  At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

                  1        ACCEPTANCE

                  Classes 4, 5 and 6 of the Plan are impaired under the Plan. Class 6 is presumed to have rejected the Plan. Classes 1, 2 and 3 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. Thus, only Classes 4 and 5 can vote to accept or reject the Plan. If Class 4 or 5 rejects the Plan, the Debtor reserves the right to amend the Plan in accordance with Article IX.C of the Plan or to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code, or both, with respect to Classes 4 and 5.

                  2        UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The

Bankruptcy Code establishes "cram down" tests for unsecured creditors and equity holders, as follows:

                           (A) SECURED CREDITORS. Either (i) each impaired
creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

                           (B) UNSECURED CREDITORS. Either (i) each impaired
unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                           (C) EQUITY INTERESTS. Either (i) each holder of an
equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of its interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  3        FEASIBILITY

                  The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared projections of its financial performance for the five fiscal year period ending January 31, 2005 (the "PROJECTION PERIOD"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit D. Based upon such projections, the Debtor believes that it will be able to make all distributions required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  The financial information and projections appended to the Disclosure Statement include for the Projection Period:

                  o Pro-forma Reorganized Loehmann's balance sheet at October 1, 2000, including all reorganization and fresh-start adjustments.

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

                  o Projected balance sheets for fiscal years ending in 2001, 2002, 2003, 2004 and 2005.

                  o Projected income statements for fiscal years ending in 2001, 2002, 2003, 2004 and 2005.

                  o Projected statements of cash flow for the fiscal years ending in 2001, 2002, 2003, 2004 and 2005.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Court and, for projection purposes, that the Effective Date under the Plan will occur on October 1, 2000. Although the projections and information are based upon a October 1, 2000 Effective Date, the Debtor believes that an actual Effective Date in the third quarter of fiscal year 2000 would not have any material effect on the projections.

                  The Debtor has prepared these financial projections based upon certain assumptions that it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The financial projections have not been examined or compiled by independent accountants. The Debtor makes no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

                  4        BEST INTERESTS TEST

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of an Allowed Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtor was liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered Cash held by the Debtor at

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the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation.

                  The Debtor's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor and the Creditors Committee during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtor's unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtor under chapter 7.

                  The Debtor also believes that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

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

                  The Debtor's Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtor's assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor's estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtor with the assistance of Blackstone.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor and its management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtor was, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables.


                                      XII.

                            EFFECTIVENESS OF THE PLAN

         A.       CONDITIONS PRECEDENT TO EFFECTIVENESS

                  The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XII.B thereof: (1) the Confirmation Order in a form satisfactory to the Debtor, the Creditors Committee and the Informal Noteholders Committee shall have become a Final Order; (2) the Amended Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware; (3) the Loehmann's Holdings Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware; (4) all authorizations, consents and regulatory approvals required (if any) for the Plan's effectiveness shall have been obtained; and (5) and on the Effective Date, the Reorganized Debtor has entered into a senior secured New Credit Facility, on terms acceptable to the Creditors Committee and the Informal Noteholders Committee.

         B.       WAIVER OF CONDITIONS

                  The Debtor may waive any or all of the other conditions set forth in Article XII.A of the Plan, with the prior consent of the Creditors Committee and the Informal Noteholders Committee, without leave of or order of the Court and without any formal action.

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

         C.       EFFECT OF FAILURE OF CONDITIONS

                  In the event that the Effective Date does not occur on or before one hundred twenty (120) days after the Confirmation Date, upon notification submitted by the Debtor to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

         D.       VACATUR OF PLAN

                  If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtor; (c) prejudice in any manner any right, remedy or claim of the Debtor; or (d) be deemed an admission against interest by the Debtor.


                                      XIII.

                             SECURITIES LAWS MATTERS

                  No registration statement will be filed under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any state securities laws with respect to the offer and distribution under the Plan of New Common Stock and New Senior Notes (the "PLAN SECURITIES"). The Debtor believes that the provisions of section 1145(a)(1) exempt the offer and distribution of the Plan Securities to the Debtor's creditors from federal and state securities registration requirements.

         A.       BANKRUPTCY CODE EXEMPTIONS FROM
                  REGISTRATION REQUIREMENTS

                  1        INITIAL OFFER AND SALE OF PLAN SECURITIES

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied:
(i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an

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

affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Loehmann's believes that the offer and sale of the Plan Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                  2        SUBSEQUENT TRANSFERS OF PLAN SECURITIES

                  In general, all resales and subsequent transactions in the New Common Stock and New Senior Notes distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer."
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

                  (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person.

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

Accordingly, Loehmann's expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer." Because certain holders of large amounts of Senior Notes (who will receive New Common Stock) may be considered "affiliates" of Loehmann's Holdings, the Plan provides that Loehmann's Holdings will enter into a Registration Rights Agreement with such holders to register under the Securities Act resale of the Plan Securities to be received by such holders. SEE, "Securities Law Matters -- Registration Rights."

                  The SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                  (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                  (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court- approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

                  (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

THE VIEWS OF THE SEC ON THE MATTER HAVE NOT, HOWEVER, BEEN SOUGHT BY LOEHMANN'S AND, THEREFORE, NO ASSURANCE CAN BE GIVEN REGARDING THE PROPER APPLICATION OF THE "ORDINARY TRADING TRANSACTION" EXEMPTION DESCRIBED ABOVE. ANY PERSON INTENDING TO RELY ON SUCH EXEMPTION IS URGED TO CONSULT HIS OR HER COUNSEL AS TO THE APPLICABILITY THEREOF TO HIS OR HER CIRCUMSTANCES.

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

                  Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. Loehmann's believes that, pursuant to section 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted for purposes of Rule 144.

                  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. THE DEBTOR RECOMMENDS THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                  State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock and New Senior Notes.

                  3        CERTAIN TRANSACTIONS BY STOCKBROKERS

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock or New Senior Notes prior to the expiration of 40 days after the Confirmation Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to such purchaser. In connection with prior cases under the Bankruptcy Code, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. Loehmann's was and will continue to be subject to the periodic reporting requirements of the Exchange Act. THE VIEWS OF THE SEC ON THE MATTER HAVE NOT, HOWEVER, BEEN SOUGHT BY LOEHMANN'S AND, THEREFORE, NO ASSURANCE CAN BE GIVEN REGARDING THE POSSIBLE CONSEQUENCES OF NONCOMPLIANCE BY STOCKBROKERS WITH THE DISCLOSURE STATEMENT DELIVERY REQUIREMENTS OF

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

SECTION 1145(A)(4). STOCKBROKERS ARE URGED TO CONSULT THEIR OWN COUNSEL WITH RESPECT TO SUCH REQUIREMENTS.

         B.       REGISTRATION RIGHTS

                  Pursuant to the Plan, Loehmann's Holdings will enter into a Registration Rights Agreement with certain entities (i.e., the Initial Holders) providing for the registration of the New Common Stock and the New Senior Notes under the Plan. Only entities entitled to receive distributions pursuant to the Plan of New Common Stock representing at least 10% of the aggregate New Common Stock issuable pursuant to the Plan (collectively, "ELIGIBLE SECURITY HOLDERS") will be entitled to enter into the Registration Rights Agreement. The Debtor is unable to predict how many holders of Senior Notes, if any, will be Eligible Security Holders entitled to registration rights. Under the Registration Rights Agreement, to be effective within 90 days after the Effective Date and ending two years therefrom, Loehmann's Holdings will be required, subject to certain black-out periods, to maintain for two years an effective "shelf" registration statement covering the resale by the Eligible Security Holders under the Securities Act of the shares of New Common Stock or New Senior Notes, as the case may be, received by such Eligible Security Holders under the Plan.

LOEHMANN'S DOES NOT PRESENTLY INTEND TO SUBMIT ANY NO- ACTION OR INTERPRETATIVE REQUESTS TO THE COMMISSION WITH RESPECT TO ANY SECURITIES LAWS MATTERS DISCUSSED HEREIN.


                                      XIV.

                              FINANCIAL INFORMATION

         A.       FINANCIAL STATEMENTS

                  The audited consolidated balance sheets of the Debtor for the fiscal year ended January 29, 2000 and the related consolidated statements of operations, cash flows and shareholders' equity (deficit) for the 3 years ended January 29, 2000, are contained in "Financial Statements" in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit C to this Disclosure Statement and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtor's historical business performance and the impact of the Chapter 11 Case on the Debtor's business. During the Chapter 11 Case, the Debtor is required to file monthly operating reports with the Court. Such financial information is on file with the Court and available to the public for review.

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

         B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  For a detailed discussion by management of the Debtor's financial condition, most recent results of operations, liquidity, and capital resources, see Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K and the Form 10-Q for the quarter ended on April 29, 2000, annexed as Exhibits C and F, respectively, to this Disclosure Statement.

         C.       RECENT PERFORMANCE

                  See the Annual Report on Form 10-K for the fiscal year ended January 29, 2000 and the Form 10-Q for the quarter ended on April 29, 2000 annexed as Exhibits C and F, respectively, to this Disclosure Statement.


                                       XV.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

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

         A.       LIQUIDATION UNDER CHAPTER 7

                  If no plan is confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtor's assets for distribution in accordance with the priorities established by chapter 7. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtor's liquidation analysis are set forth herein. The Debtor believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the Debtor's assets would have to be sold or otherwise disposed of in a forced sale situation over a short period of time, (b) additional administrative expenses would be involved in the appointment of a trustee, and
(c) additional expenses and claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations.

         B.       ALTERNATIVE PLAN OF REORGANIZATION

                  If the Plan is not confirmed, the Debtor (or if the Debtor's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. With respect to an alternative plan, the Debtor has explored various alternatives in connection with the formulation and development of the Plan. The Debtor believes that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtor's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater returns provided by the Plan.


                                      XVI.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to holders of Senior Notes and to the Debtor. It does not address the federal income tax consequences to holders whose

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

secured or priority Claims are entitled to reinstatement or payment in full in cash under the Plan.

                  The following summary is based on the Internal Revenue Code of 1986, as amended (the "TAX CODE"), Treasury regulations promulgated and proposed thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayer (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities).

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         A.       CONSEQUENCES TO CREDITORS

                  1        TAX SECURITIES

                  The federal income tax consequences of the Plan may vary depending upon, among other things, whether a holder's Claim being exchanged constitutes a "security" of the Debtor for federal income tax purposes (a "TAX SECURITY"). The term "security" is not defined in the Tax Code but is generally understood to include stock, rights to purchase stock, and debt instruments with a maturity more than 10 years from the date of issuance, although the determination whether a particular claim or debt constitutes a Tax Security depends upon an overall evaluation of the nature of the claim or debt. An instrument with an original term of as little as 5 years may qualify. Under these principles, the New Common Stock will be characterized as Tax Securities and it is likely that the Senior Notes and New Senior Notes will be characterized as Tax

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

Securities. However, each holder should consult its tax advisor regarding the tax status of its Claim or Claims.

                  The Tax Security issue arises because the Tax Code's corporate reorganization provisions generally provide that a holder recognizes no gain or loss upon exchanging an issuer's Tax Securities for other Tax Securities of such issuer (except that consideration received for a claim for accrued but unpaid interest must be included as current income). By contrast, a holder will recognize gain upon exchanging (i) an issuer's obligations that are not Tax Securities for Tax Securities of such issuer, or (ii) an issuer's Tax Securities for obligations of such issuer that are not Tax Securities. See also subsection
A.3 below ("Consequences to Creditors--Claims or Consideration Not Constituting Tax Securities").

                  To the extent a Claim holder's receipt of the New Common Stock or New Senior Notes is attributable to accrued interest, the exchanging holder will recognize current income.

                  2        CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES

                  In general, each holder of a Claim that constitutes a Tax Security will not recognize any gain or loss upon implementation of the Plan, but may recognize gain (computed as described below in Section A.3), to the extent of any consideration other than Tax Securities issued by the Debtor in satisfaction of its Claim. The character of any such gain or loss would be determined in accordance with the principles discussed below in subsection A.3. See also Section C below ("Additional Tax Considerations for All Holders of Claims").

                  A holder's tax basis in New Senior Notes and New Common Stock received in satisfaction of a Claim represented by a Tax Security of the Debtor will be such holder's adjusted tax basis in such Claim, decreased by the sum of the cash and the fair market value of any notes received that are not Tax Securities, and increased by any gain recognized by such holder on the exchange. A holder that receives Tax Securities of the Debtor and whose exchanged Claim constitutes a Tax Security must apportion its adjusted tax basis in such Claim (decreased by any Cash received and the fair market value of any obligations received that are not Tax Securities, and increased by any gain recognized) between the New Senior Notes and/or the New Common Stock it receives in accordance with their relative fair market values.

                  If a holder of a Claim constituting a Tax Security receives Debtor's obligations that are Tax Securities, such holder may have a tax basis in the new obligations that exceeds the stated principal amount of such obligations. In such case, the excess basis may be the subject of annual deductions to the holder under the bond premium amortization rules of the Tax Code, or the holder may be entitled to exclude from income all or a portion of any original issue discount income on the obligations.

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

See the discussion of the OID rules in subsection A.4 below ("Consequences to Creditors -- Application of OID Rules").

                  A holder's holding period for New Senior Notes and New Common Stock received in exchange for the Debtor's Tax Securities will include such holder's holding period for the obligations so exchanged, except to the extent the New Senior Notes or New Common Stock were issued in respect of such holder's Claim for accrued interest. A holder's holding period for New Senior Notes or New Common Stock issued in respect of its Claim for accrued interest (or in respect of which the holder is otherwise required to recognize gain) will begin on the day after their issuance.

                  3        CLAIMS OR CONSIDERATION NOT CONSTITUTING TAX
                           SECURITIES

                  If any of the Senior Notes, the New Senior Notes or the New Common Stock were not treated as Tax Securities, all or a portion of the exchange of (i) Senior Notes for New Senior Notes, or (ii) Senior Notes for New Common Stock, would constitute a taxable event in which a holder of Senior Notes would generally recognize gain or loss in an amount equal to the difference between (a) the "amount realized," I.E., the cash and/or aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and (b) its adjusted basis in the exchanged debt instruments (exclusive of any basis attributable to accrued interest).

                  If the Senior Notes were characterized as Tax Securities but the New Senior Notes were not, a holder of Senior Notes would recognize gain upon receipt of New Senior Notes equal to the lesser of (a) the fair market value of such New Senior Notes received in exchange for its Senior Notes, and
(b) the total gain realized in the exchange, which amount would equal the difference between the Senior Note holder's tax basis in its Senior Note and the aggregate fair market value of the New Senior Notes and New Common Stock received in the exchange.

                  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hand of the holder, whether the claim has been held for more than twelve months, whether the claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim. Also in this regard, Tax Code section 582(c) provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan

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

will be ordinary gain or loss, regardless of the nature of their claims. See also Section C below ("Additional Tax Considerations for All Holders of Claims").

                  A holder's tax basis in any New Senior Notes or New Common Stock received in a taxable exchange will be the fair market value thereof included in the holder's amount realized on the exchange. The holding period for the New Senior Notes or New Common Stock so received will begin on the day following the exchange.

                  4        APPLICATION OF OID RULES

                  Under the Tax Code, a holder of a debt instrument that has original issue discount ("OID") must include a portion of the OID in gross income in each taxable year or portion thereof in which the holder holds the debt instrument, even if the holder has not received a cash payment in respect of such OID. In general, OID is equal to the excess of (i) an instrument's "stated redemption price at maturity" over (ii) its "issue price."

                  The "issue price" of a debt instrument issued for property (such as an outstanding debt instrument) depends upon the circumstances surrounding its issuance. The issue price of a debt instrument that is publicly traded is generally the fair market value of the debt instrument when issued. The fair market value is generally determined from the price at which such debt instrument trades on the first day after issuance. If the new debt instrument is not publicly traded and is issued for property (such as an outstanding debt instrument) that is publicly traded, then the issue price is generally determined from the price at which such property trades on the issue date. Although the matter is not free from doubt, the Debtor expects that the outstanding Senior Notes will constitute publicly traded property for purposes of applying the foregoing rules. Accordingly, the issue price of the New Senior Notes is expected to be their fair market value, as described above. Although the Debtor believes that such fair market value will be the face value of the New Senior Notes, their fair market value will be determined by the actual trading pries at the time the new Senior Notes are issued. If the New Senior Notes are issued at a discount from face value, they would have OID of at least the amount of such discount.

                  The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on such instrument, other than certain interest payments based on a fixed rate payable unconditionally at fixed periodic intervals of one year or less during the entire term of the instrument. Under the applicable regulations, payment on the New Senior Notes will not be treated as such qualified periodic interest payments. Accordingly, in all events, the New Senior Notes will have OID and each holder will be required to include a portion thereof in gross income for each taxable year even if the holder receives no payments during that year or only receives payment in the form of additional New Senior Notes. However, the precise amount and timing of inclusions will depend on a number of factors, including whether the New Senior Notes are treated as issued at a discount or at par and accordingly will not be determinable until the New Senior Notes are issued. The Debtor will furnish annually to the Internal Revenue Service (other than with respect to certain exempt holders) and to holders of New Senior Notes information with respect to the OID accruing while such New Senior Notes are held by such holders.

                  Treasury regulations provide that a holder acquiring a debt instrument in a reorganization exchange may exclude all of the OID on such debt instrument from such holder's taxable income if it is acquired at a "premium" (i.e., if the adjusted tax basis in the acquired debt instrument exceeds the sum of all payments due on the instrument after the acquisition date, less certain stated interest) and may excluded a part of the OID on such debt instrument from such holder's taxable income if it is acquired at an "acquisition premium" (i.e., if the adjusted tax basis in the acquired debt instrument exceeds its adjusted issue price).

         B.       CONSEQUENCES TO THE DEBTOR

                  The Debtor has reported for federal income tax purposes substantial consolidated net operating loss ("NOL") carryforwards. In addition, the Debtor has substantial tax basis in its assets. As discussed below, certain tax attributes of the Debtor, such as NOLs and tax basis, will be subject to reduction and limitation as a result of implementing the Plan.

                  1        CANCELLATION OF DEBT

                  In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt ("COD") income in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD that otherwise would have been recognized. The amount of COD is the amount by which the indebtedness discharged exceeds the consideration for which it is exchanged. A debtor's tax attributes are generally reduced in the following order until COD is exhausted: NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, passive activity losses, credits and foreign tax credits. Losses (and tax credits) are reduced only after the debtor's tax liability for the current year is determined (with, in each case, current-year losses being reduced before any carryforwards from prior years), and tax basis is reduced as of the first day of the succeeding year. A debtor's tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD is recognized. Any COD remaining after exhausting available tax attributes is simply forgiven.

                  As a result of the reduction of the Debtor's indebtedness pursuant to the Plan, the Debtor will suffer attribute reduction. The Debtor believes it will have significant COD. The extent of resulting attribute reduction to the Debtor will depend, however, primarily upon the amount of its liabilities outstanding on the Effective Date. The attribute reduction is expected to eliminate NOL carryforwards that otherwise might be available to the Debtor and some of the tax basis of the Debtor's long-term assets. This will reduce the amount of tax depreciation and amortization that the Debtor will be able to utilize on its tax returns starting in the fiscal year ending February 3, 2001, and therefore potentially may increase taxes due in future tax periods.

                  2        APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

                  If the yield to maturity of the New Senior Notes (as determined for U.S. federal income tax purposes) exceeds the "applicable federal rate" ("AFR") plus 500 basis points, the New Senior Notes will be subject to the applicable high-yield discount obligation ("AHYDO") of the Code. The AFR will be determined according to the month in which the New Senor Notes are issued. The yield to maturity of the New Senior Notes is expected to exceed the appropriate AFR for the month of issue plus 500 basis points. In such case, under the AHYDO rules the Debtor's deductions with respect to OID will be suspended until such amounts are actually paid, and the "disqualified portion" of such OID (defined as the portion that is attributable to the yield on such New Senior Notes in excess of the AFR plus 600 basis points), if any, will be permanently nondeductible. The AHYDO rules generally do not affect the amount, timing or character of a holder's income. However, domestic corporate holders of New Senior Notes may be eligible for a dividends-received deduction with respect to their inclusion in income of the "disqualified portion" if such amount, if paid with respect to stock, would have constituted a dividend for U.S. federal income tax purposes. The availability of a dividends-received deduction is subject to a number of complex limitations.

                  3        ALTERNATIVE MINIMUM TAX

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20-percent rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of AMTI may be offset by available NOL carryforwards (as computed for AMT purposes). Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

         C.       ADDITIONAL TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS

                  1        DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

                  A Claim holder that receives stock or other property in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder's income will be required to recognize ordinary income equal to the fair market value of the New Senior Notes and/or New Common Stock received in respect of such Claim. A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full by the Debtor. The tax basis of any New Senior Notes and/or New Common Stock received in exchange for Claims for accrued interest will be the fair market value of the New Common Stock on the day of the exchange or issue price of the New Senior Notes, as the case may be. The holding period for such New Senior Notes and New Common Stock will begin the day after the exchange.

                  Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

                  2        SUBSEQUENT SALE OF NEW SENIOR NOTES OR NEW COMMON
                           STOCK

                  Any gain recognized by a holder upon a subsequent taxable disposition of New Senior Notes or New Common Stock received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder's Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New Senior Notes or New Common Stock as discussed in subsection XVI.C.3. ("Additional Tax Considerations for All Claim Holders--Market Discount").

                  3        MARKET DISCOUNT

                  The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market-discount bonds (generally, bonds acquired for less than their issue price) would carry over to any nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any accrued but unrecognized market discount on an exchanged Claim that constitutes a Tax Security would carry over to any New Senior Notes or New Common Stock received pursuant to the Plan. Any gain recognized by a holder upon a subsequent disposition of such New Senior Notes or New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in such holder's income. Holders are urged to consult their tax advisors as to the application of the market discount rules.

                  THE FOREGOING FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN.

                                      XVII.

                                   CONCLUSION

                  The Debtor believes the Plan is in the best interests of all Creditors and Equity Holders and urges those entitled to vote to accept the Plan.

Dated:   July 28, 2000

                              LOEHMANN'S, INC.


                              By:  /s/ Robert Glass
                                   ----------------------------------
                                   Name:   Robert Glass
                                   Title:    President, Chief Operating Officer

                      EXHIBITS TO THE DISCLOSURE STATEMENT


A        PROPOSED PLAN OF REORGANIZATION     (See Exhibit 2.1 to the Form 10-Q
                                             of Loehmann's, Inc. for the Quarter
                                             ended July 29, 2000).

B        DISCLOSURE STATEMENT ORDER          (To be provided to the Securities
                                             and Exchange Commission upon
                                             request).

C        ANNUAL REPORT ON FORM 10-K          (Previously filed).

D        FINANCIAL PROJECTIONS

E        LIQUIDATION ANALYSIS

F        QUARTERLY REPORT ON FORM 10-Q       (Previously filed).

G        RECOVERY ANALYSIS

                                    EXHIBIT D

                                   PROJECTIONS

i)       RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Loehmann's management has, through the development of financial projections (the "Projections"), analyzed the ability of Loehmann's to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of a Claim in Class 5 in determining whether to accept or reject the plan.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Loehmann's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 and Loehmann's Quarterly Report on Form 10-Q for the period ended April 29, 2000 annexed hereto as Exhibits C and F, respectively, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections, which were prepared in June 2000, were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of Loehmann's to achieve the Projections.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. LOEHMANN'S INDEPENDENT ACCOUNTANT, ERNST & YOUNG, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT HERETO.

LOEHMANN'S DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, LOEHMANN'S DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY LOEHMANN'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND LOEHMANN'S CONTROL. LOEHMANN'S CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED LOEHMANN'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED LOEHMANN'S, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED LOEHMANN'S WILL BE REQUIRED TO MAKE SUCH ESTIMATION AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

ii)      SUMMARY OF SIGNIFICANT ASSUMPTIONS

Loehmann's has developed the Projections (summarized below) to assist creditors in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

A. FISCAL YEARS. Loehmann's fiscal year ends on the Saturday closest to January 31 of each year. Any reference to a specific fiscal year means the 52 or 53 week period ending on the Saturday closest to January 31 of the next calendar year. The fiscal year ending February 3, 2001 (Fiscal 2000) will be a 53-week year.

B. PLAN TERMS AND CONSUMMATION. The Projections assume an Effective Date of October 1, 2000 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests.

C. STORE RATIONALIZATION PROGRAM. Loehmann's closed 14 stores in July 1999, and closed an additional 11 stores in March 2000. After these store closings, Loehmann's operates 44 stores. No further store closings are assumed in the Projections.

D. GENERAL ECONOMIC CONDITIONS. The Projections were prepared assuming that economic conditions in the markets served by Loehmann's do not differ significantly over the next five years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

E. REVENUES. On a comp store basis, sales are projected to increase 1.1% in 2000. Thereafter, comp store sales are projected to increase 1.9%, 2.7%, 2.6%, and 1.9% for the years 2001-2004, respectively. In addition to its projected comp store sale growth, the Company plans to open two stores per year beginning in 2001, for a total of 8 new stores opened during the projection period. In each year, one store is projected to open in the spring season and one in the fall. These new stores are assumed to be fill-in locations within the Company's existing markets. Sales have also been projected by product category. While sales increases are projected in most product categories, the highest rate of growth is projected in bridge sportswear, which is the key category in the Company's Back Room expansion strategy.

F. GROSS MARGINS. Total Company gross margin is projected to increase from 30.9%1 in 1999 to 34.5% in 2004. This increase in gross margin is based upon:
(i) an increase in initial markup resulting from an increase in opportunistic buying at steep discounts, especially in the better sportswear and Back Room sportswear businesses, and from increased penetration of certain high-margin product categories including accessories and men's; (ii) a reduction in shrink, particularly in the men's business; (iii) a decrease in promotional markdowns, which is partially offset by an increase in permanent markdowns.

G. SELLING AND ADMINISTRATIVE EXPENSES. SG&A expense is projected to decrease from 29.8% of sales in 1999 to 28.7% of sales in 2000. Thereafter, the Projections assume that SG&A will gradually decrease to 26.8% of sales by 2004. The anticipated savings will result from a variety of cost initiatives explained below.

Store expenses are generally projected to increase at a 2.0% rate of inflation. In addition, store expense includes incremental expense in each year from 2001 forward because of the addition of new stores. Expected savings as a result of lease re-negotiations which are currently underway have been factored into store occupancy expense.

Advertising expense is projected to decrease from 4.2% of sales in 1999 ($16.3 million) to 3.0% in 2000 ($10.4 million). 1999 expense was abnormally high due to a customer reactivation effort in the spring season, which was not repeated. From 2001 forward, advertising expense is projected at approximately 3.6% of sales, reflecting more normalized levels of advertising spending.

The Projections assume that Corporate Expenses will decrease as a percent of sales from 4.6% in 1999 ($17.9 million) to 3.9% in 2004 ($16.7 million). This reflects headcount reductions which took place in July 1999 and February 2000. The reductions in total are expected to save approximately $4.7 million per year.

------------------------
1/ This margin includes a $6.1 million loss on the sale of inventory in GOBs.

The Company expects to realize net cash flow savings of approximately $1.0 million per year from warehouse cost reductions. Warehouse expense also includes additional payroll expense related to the additions of new stores.

H. INCOME TAXES. As of January 30, 1999, the Company had net operating losses of approximately $46 million. As a result of the Restructuring, the Company may recognize cancellation of indebtedness income and/or a change of control as defined by Section 382 of the Internal Revenue Code, each of which may limit or reduce the amount of NOLs that the Company can utilize. As a result, the Projections assume that the Company cannot offset taxable income with existing NOLs. The Projections therefore assume a 40% tax rate.

i. CAPITAL EXPENDITURES. Major projected capital expenditures are as follows:

o The Company will invest $1.75 million in warehouse facilities improvements in 2000.

o In order to decrease transaction times and keep pace with competition, the Company plans to invest $2.0 million in both 2000 and 2001 in order to purchase technologically up-to-date cash registers.

o The Company will invest approximately $2.0 million in 2001 in a system ("Comtec") that will allow more efficient processing of markdowns.

o The Company is investing approximately $500,000 in 2000 on a loss prevention tagging system in order to consolidate the current two systems into one.

o The Company will invest $1.5 million in new warehouse software and hardware systems in 2001 to enhance efficiency.

o The Company plans to invest approximately $250,000 in 2001 on an up-to-date accounts payable system.

o The Company will incur capital expenditures of $750,000 per new store. Store maintenance capital expenditures are expected to be approximately $4.0 million per year.

o Corporate MIS and warehouse maintenance expenses are each expected to be $500,000 per year.

J. EBITDA. EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation and amortization, and reorganization expense.

K. NEW SECURED CREDIT FACILITY. Reorganized Loehmann's is assumed to enter into a new revolving credit and term loan facility (the "New Secured Credit Facility"). The Projections make certain assumptions regarding the terms of the credit facility including, among other things, the interest rates and amortization requirements thereunder. While these assumptions may be different from the terms of the final agreement, any differences will not have a material impact on the overall liquidity of Reorganized Loehmann's.

L. NEW SENIOR NOTES. Loehmann's Holdings is assumed to issue $25 million in 11% senior unsecured New Senior Notes (the "New Senior Notes") to Class 5 creditors as of the Effective Date in accordance with the Plan. The New Senior Notes will be an obligation of the holding company and will therefore be subordinated to the obligations of the operating company, including the New Secured Credit Facility and accounts payable. The semi-annual coupon will be paid either in cash or in kind, depending on whether the operating company is able to make a cash dividend payment to the holding company.

L. FRESH START ACCOUNTING. The Projections have been prepared using the basic principles of "fresh start" accounting for periods after October 1, 2000. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, Loehmann's will determine the reorganization value of the reorganized company at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and Loehmann's will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over the twenty-five years following the Effective Date. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. Loehmann's is in the process of evaluating further how the reorganization value will be allocated to its various assets. It is likely that the final allocation, and therefore the amount of reorganization value in excess of book, the amortization of reorganization value in excess of book as well as depreciation and amortization expense, will differ from the amounts presented herein.

M. REORGANIZATION VALUE. For purposes of this Disclosure Statement and in order to prepare the Projections, management has estimated the reorganization value of Reorganized Loehmann's as of October 1, 2000 to be approximately $105 million, which represents the mid-point of the valuation range. See above, entitled "Valuation."

N. WORKING CAPITAL. Accounts receivable are primarily third party credit card sales, which are assumed to be received approximately 2 days after the customer's purchase, consistent with current experience.

Inventory turns are projected to increase from 4.0 times in 1999 to 4.5 times from 2000 forward. This increase in turn is based on implementation of the Company's initiative to better manage inventory flows throughout the season. This will result in part from negotiating more timely receipt of goods from vendors and in part from managing the sell-through of merchandise with a disciplined markdown schedule.

In addition, the Company plans to maintain its reserve inventory below historical levels, but to increase opportunistic buying throughout the selling season.

Accounts payable are projected to gradually return to pre-petition levels of 30 days' receipts outstanding after the Company's assumed emergence from bankruptcy. After filing, payables fell to approximately 14 days' receipts outstanding. Payables are expected to increase over the course of fiscal 2001, and then remain at 30 days' receipts outstanding after January 2002.

Accrued expenses are projected to remain in the range of approximately $11-12 million throughout the projection period, based on the level of historical accrued expenses as a percent of SG&A.

III) SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which Loehmann's operates and will operate, the success or failure of Loehmann's in implementing its current business and operational strategies, the level of vendor trade support, the availability, location and terms of sites for store development, labor relations and labor costs, the ability of Loehmann's to maintain and improve its revenues and margins, the liquidity of Loehmann's on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund Loehmann's capital expenditure program). For additional information about Loehmann's and relevant risk factors, see Section X, Certain Risk Factors To Be Considered.

IV) FINANCIAL PROJECTIONS

The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

     a. Pro-forma Reorganized Loehmann's balance sheet at October 1, 2000, including all reorganization and fresh-start adjustments.

     b. Projected balance sheets for fiscal years 2000, 2001, 2002, 2003 and 2004.

     c. Projected income statements for fiscal years 2000, 2001, 2002, 2003 and 2004. d. Projected statements of cash flow for fiscal years 2000, 2001, 2002, 2003 and 2004.

All captions in the attached projections do not correspond exactly to Loehmann's historical external reporting; some captions have been combined for presentation purposes.

                                   LOEHMANN'S
                       PRO-FORMA REORGANIZED BALANCE SHEET
                                 OCTOBER 1, 2000

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                         ESTIMATED      POR/ FRESH START       RESTATED
                                                      OCTOBER 1, 2000      ADJUSTMENTS      OCTOBER 1, 2000
                                                      ---------------      -----------      ---------------
ASSETS
Current assets:
   Cash                                                     $1,546                               $1,546
   Accounts receivable                                       2,982                                2,982
   Inventories                                              57,893                               57,893
   Prepaid expenses and other current assets                 2,516                                2,516
                                                            64,936                               64,936

Property, Plant & Equipment                                 50,721                               50,721

Deferred Financing Fees                                         35             1,091              1,125
Reorganization value in excess of book, net                      -            12,479             12,479
Goodwill, net                                               36,049           (36,049)                 -
Other Assets                                                   591                                  591
                                                          --------          --------           --------
Total Assets                                              $152,331          $(22,480)          $129,851
                                                          ========          ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade Accounts Payable                                $12,767                              $12,767
     Accrued Expenses                                       11,735            (2,474)             9,262
     Accrued Interest Expense                                  128              (128)                 -
     Current Portion of LT Debt                                  -                                    -
                                                          --------          --------           --------
     Total Current Liabilities                              24,631            (2,604)            22,029

Noncurrent liabilities:
     DIP Facility                                           17,596           (17,596)                 -
     New Secured Credit Facility                                 -            28,414 (a)         28,414
     New Senior Notes                                            -            25,000             25,000
     Liabilities subject to compromise                     146,125          (146,125) (b)             -
     Deferred Rent                                           4,409                                4,409
                                                          --------          --------           --------
   Total Liabilities                                       192,761          (112,910)            79,851

Common stock                                                   232            49,768 (c)         50,000
Additional Paid in Capital                                  81,761           (81,761)                 -
Retained earnings (deficit)                               (122,423)          122,423                  -
                                                          --------          --------           --------
   Total Stockholders Equity (deficit)                     (40,430)           90,430             50,000
                                                          --------          --------           --------
Total Liabilities and Stockholders' Equity                $152,331          $(22,480)          $129,851
                                                          ========          ========           ========

NOTES TO PRO-FORMA REORGANIZED BALANCE SHEET
--------------------------------------------

   (a) Anticipated borrowings under the New Secured Credit Facility needed to pay certain administrative claims and prepetition liabilities consistent with the treatment of these liabilities in the Plan.

   (b) The Plan provides for, among other things, a deleveraging of Loehmann's through an exchange of all of the general unsecured claims for $25 million in New Senior Notes and 3,333,333 shares of New Common Stock. This amount represents primarily the forgiveness of such obligations.

   (c) Loehmann's proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The company has estimated a range of reorganization value, between $90 million and $120 million. For purposes of determining reorganization value, Loehmann's used the midpoint of that range, $105 million, $50 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The unallocated portion of the reorganization value is classified as Reorganization Value in Excess of Book and is amortized over twenty-five years. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. Loehmann's is currently performing independent appraisals of various assets, including certain of its fixed assets and leased facilities, which is expected to lead to additional pro forma adjustments to book values and result in a different Reorganization Value in Excess of Book as of the Effective Date. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Loehmann's does not make any representation as to the trading value of shares to be issued pursuant to the Plan.

                             REORGANIZED LOEHMANN'S
                            PROJECTED BALANCE SHEETS
                         FISCAL YEARS 2000 THROUGH 2004

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                             ACTUAL                        PROJECTED AS OF FISCAL YEAR ENDING
                                          ------------  -----------------------------------------------------------------------
                                          JANUARY 2000  JANUARY 2001  JANUARY 2002   JANUARY 2003   JANUARY 2004   JANUARY 2005
                                          ------------  ------------  ------------   ------------   ------------   ------------
ASSETS
Current assets:
   Cash                                       $1,229        $1,987       $12,445       $19,436         $28,693       $39,485
   Accounts Receivable                         2,020         2,054         2,204         2,353           2,505         2,643
   Inventory                                  46,674        45,745        46,562        50,014          53,124        56,007
   Prepaid expenses and other                  1,368         2,679         2,260         2,378           2,505         2,627
                                            --------      --------      --------      --------        --------      --------
     Total Current Assets                     51,291        52,465        63,471        74,182          86,826       100,763

Property, Plant & Equipment                   56,019        52,540        54,992        50,837          47,034        43,271

Reorganization value, net                          -        12,312        11,813        11,314          10,815        10,316
Goodwill, net                                 36,924             -             -             -               -             -
Deferred Financing Fees                          415         1,052           828           604             380           156
Other Assets                                     607           567           504           445             397           349
                                            --------      --------      --------      --------        --------      --------
Total Assets                                $145,256      $118,936      $131,608      $137,382        $145,452      $154,854
                                            ========      ========      ========      ========        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Trade Accounts Payable                    6,530         9,457        17,890        19,033          20,192        21,217
     Accrued Expenses                         12,502        11,507        10,614        11,317          12,070        12,760
     Accrued Interest Expense                     57           924           779           779             779           779
     Current Portion of LT Debt                  391         3,000         3,000         3,000           3,000        30,067
                                            --------      --------      --------      --------        --------      --------
     Total Current Liabilities                19,480        24,888        32,283        34,129          36,041        64,824

Noncurrent liabilities:
     DIP Facility                              9,120             -             -             -               -             -
     New Secured Credit Facility                   -        11,000         8,000         5,000           2,000             -
     New Senior Notes                              -        25,000        28,067        28,067          28,067             -
     Liabilities Subject to Compromise       141,733             -             -             -               -             -
     Deferred Rent & Other                     3,776         4,669         5,269         5,689           5,989         5,989
                                            --------      --------      --------      --------        --------      --------
   Total Liabilities                         174,109        65,557        73,619        72,885          72,097        70,813

Common stock                                     232        50,000        50,000        50,000          50,000        50,000
Additional Paid in Capital                    81,761             -             -             -               -             -
Retained earnings (deficit)                 (110,846)        3,379         7,989        14,497          23,355        34,041
                                            --------      --------      --------      --------        --------      --------
Total Stockholders Equity (deficit)          (28,853)       53,379        57,989        64,497          73,355        84,041
                                            --------      --------      --------      --------        --------      --------
Total Liabilities and Stockholders' Equity  $145,256      $118,936      $131,608      $137,382        $145,452      $154,854
                                            ========      ========      ========      ========        ========      ========

                             REORGANIZED LOEHMANN'S
                           PROJECTED INCOME STATEMENTS
                         FISCAL YEARS 2000 THROUGH 2004

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                            FISCAL YEAR ENDING
                                                  ------------------------------------------------------------------------
                                                  JANUARY 2001    JANUARY 2002   JANUARY 2003  JANUARY 2004   JANUARY 2005
                                                  ------------    ------------   ------------  ------------   ------------
TOTAL REVENUES                                       $346,830         $356,000       $380,100      $404,600       $427,000

COST AND OPERATING EXPENSES
Cost of sales                                         229,228          234,079        249,396       265,192        279,598
Selling and administrative expenses                    99,598           98,724        103,861       109,333        114,609
Depreciation and Amortization                          10,201           10,521         11,378        11,027         10,986
                                                     --------         --------       --------      --------       --------
   OPERATING (LOSS) INCOME                              7,803           12,675         15,465        19,048         21,806

Reorganization Expense                                 51,437              -              -             -              -
Interest expense                                        2,609            4,659          4,286         3,952          3,663
                                                     --------         --------       --------      --------       --------
   (LOSS) INCOME BEFORE INCOME TAXES                  (46,244)           8,016         11,179        15,096         18,143

Provision for income taxes                              103              3,406          4,671         6,238          7,457
                                                     --------         --------       --------      --------       --------
Net (Loss) Income                                     (46,347)           4,610          6,508         8,858         10,686
                                                     ========         ========       ========      ========       ========
SUPPLEMENTAL DATA:

EBITDA                                                 18,004           23,196         26,843        30,075         32,792


                             REORGANIZED LOEHMANN'S
                             STATEMENT OF CASH FLOWS
                         FISCAL YEARS 2000 THROUGH 2004

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       FISCAL YEAR ENDING
                                        -------------------------------------------------------------------------------
                                        JANUARY 2001     JANUARY 2002     JANUARY 2003     JANUARY 2004    JANUARY 2005
                                        ------------     ------------     ------------     ------------    ------------
OPERATING ACTIVITIES
Net (loss) income                          $(46,347)          $4,610           $6,508           $8,858         $10,686
Adjustments to reconcile net (loss)
    income to net cash provided by
    (used for) operating activities:

    Depreciation and amortization            10,201           10,521           11,378           11,027          10,986

    Change in working capital accounts        1,516            6,991           (1,874)          (1,476)         (1,428)

    Non-cash reorganization expenses         40,071              -                -                -               -

    PIK Interest Payments                       -              3,067              -                -               -

    Other                                     1,800              518              479              348              48
                                             ------          -------          -------          -------         -------
NET CASH PROVIDED BY
    OPERATING ACTIVITIES                      7,241           25,707           16,491           18,757          20,292

INVESTING ACTIVITIES

Capital expenditures                         (9,249)         (12,250)          (6,500)          (6,500)         (6,500)
                                             ------          -------          -------          -------         -------
    NET CASH USED IN INVESTING
    ACTIVITES                                (9,249)         (12,250)          (6,500)          (6,500)         (6,500)

FINANCING ACTIVITIES

Change in DIP Facility                       (9,120)             -                -                -               -

Change in New Secured Credit Facility        14,000           (3,000)          (3,000)          (3,000)         (3,000)

Other                                        (2,114)             -                -                -               -
                                             ------          -------          -------          -------         -------
NET CASH (USED) PROVIDED BY
    FINANCING ACTIVITIES                      2,766           (3,000)          (3,000)          (3,000)         (3,000)

CHANGE IN CASH AND CASH
    EQUIVALENTS                                 758           10,458            6,991            9,257          10,792

CASH AND CASH EQUIVALENTS
    AT BEGINNING OF PERIOD                    1,229            1,987           12,445           19,436          28,693
                                             ------          -------          -------          -------         -------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                         $1,987          $12,445          $19,436          $28,693         $39,485
                                             ======          =======          =======          =======         =======

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

The Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Loehmann's were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of Loehmann's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Loehmann's assets and the cash held by Loehmann's at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of Loehmann's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

A general summary of the assumptions used by management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

ESTIMATE OF NET PROCEEDS
------------------------

Estimates were made of the cash proceeds which might be realized from the liquidation of Loehmann's assets. The chapter 7 liquidation period is assumed to commence on October 1, 2000 and to average six months following the appointment of a chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations. For certain assets, such as certain real property, estimates of the liquidation proceeds were made for each asset individually. For other assets, such as fixtures and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which Loehmann's might achieve through their disposition.

ESTIMATE OF COSTS
-----------------

Loehmann's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Loehmann's during the chapter 11 case and allowed in the chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by Loehmann's both prior to, and during the pendency of, the chapter 11 case.

DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY
----------------------------------------------------

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. Loehmann's believes that in a Chapter 7 case, holders of old common stock interests would receive no distributions of property.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee,
(ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, LOEHMANN'S HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF LOEHMANN'S UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.


                                                      SUMMARY OF RECOVERIES
                                                  -----------------------------
     DESCRIPTION                CLASS NO.         UNDER THE PLAN      CHAPTER 7
     -----------                ---------         --------------      ---------

Secured Claims                Classes 2 and 3          100%              100%
Convenience Claims            Class 4                   50%               10%
General Unsecured Claims      Class 5                   53%               10%
Equity Interests              Class 6                    0%                0%


Moreover, Loehmann's believes that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

LOEHMANN'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF LOEHMANN'S. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of Loehmann's or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Loehmann's assets will result in an accurate estimate of the proceeds which would be realized were Loehmann's to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from Loehmann's estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of Loehmann's could vary materially from the estimates provided herein.

The liquidation analysis set forth below was based on the estimated values of Loehmann's assets immediately prior to the Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                                   LOEHMANN'S
                              LIQUIDATION ANALYSIS
                                 (IN THOUSANDS)

                                                               OCT. 1, 2000
                                                                 ESTIMATED                         ESTIMATED
                                                                  BALANCE          ESTIMATED       LIQUIDATION
                                                            (before fresh start)   RECOVERY         PROCEEDS
                                                            --------------------   --------         --------
PROCEEDS FROM LIQUIDATION
Cash & Equivalents                                                 $1,546            100%             $1,546
Accounts  receivable                                                2,982             95%              2,833
Merchandise Inventory                                              57,893             85%             49,209
LC Inventory                                                          531             85%                452
Prepaid Expenses                                                    2,516              0%                  -
Property, Plant & Equipment                                        50,721             41%             21,064
Other noncurrent assets
   Deferred debt issuance costs                                        35              0%                  -
   Deposits                                                           591             75%                443
   Goodwill                                                        36,049              0%                  -
                                                                 --------            ----            -------
Proceeds available for distribution                              $152,864             49%            $75,547
                                                                 ========            ====            =======

                                                                 ESTIMATED        ESTIMATED             %
                                                                   CLAIM           RECOVERY         RECOVERY
                                                                   -----           --------         --------
ALLOCATIONS OF PROCEEDS
SECURED CLAIMS
   DIP Borrowings                                                 $17,724          $17,724               100%
   Letters of credit                                                  625              625               100%
   Other secured debt                                                   -                -                 -
                                                                 --------          -------           -------
         TOTAL SECURED CLAIMS                                      18,349           18,349               100%
                                                                 ========          =======           =======

Proceeds available for payment of administrative claims                             57,198

ADMINISTRATIVE AND PRIORITY CLAIMS
   Post-petition  Trade Payables                                   12,767           12,767               100%
   Post-petition Accrued Liabilities and Expenses                  11,735           11,735               100%
   Tax Claims                                                         300              300               100%
   Reclamation Claims                                               3,376            3,376               100%
   Trustee & Professional Fees                                      4,266            4,266               100%
   Ongoing G&A Expenses                                             5,000            5,000               100%
   Severance                                                        3,372            3,372               100%
   Other Administrative and Priority Claims                           500              500               100%
                                                                 --------          -------           -------
     Total Administrative and Priority Claims                      41,317           41,317               100%
                                                                 ========          =======           =======

Proceeds available for payment of general unsecured claims                          15,881

GENERAL UNSECURED CLAIMS
   Senior notes & Accrued Interest                                100,740            9,840                10%
   Accounts Payable & Accrued Expenses                             31,417            3,069                10%
   Lease rejection claims                                          25,544            2,495                10%
   Other / Misc                                                     4,888              477                10%
                                                                 --------          -------           -------
         TOTAL GENERAL UNSECURED CLAIMS                           162,590           15,881                10%
                                                                 ========          =======           =======

Proceeds available for distribution to equity                                           $0

FOOTNOTES TO LIQUIDATION ANALYSIS
---------------------------------

CASH AND CASH EQUIVALENTS
-------------------------

Cash consists of all cash in banks or operating accounts, cash held at stores, and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

ACCOUNTS AND NOTES RECEIVABLE
-----------------------------

Accounts receivable primarily consist of credit card receivables.

INVENTORIES
-----------

Inventories are comprised of general merchandise, and inventories at stores and warehouses. The overall inventory recovery considers, among other things, reference to advance rates under Loehmann's postpetition financing facility, and is net of costs incurred to liquidate the inventories. LC inventory is inventory related to projected letters of credit outstanding as of 10/1/00, excluding associated freight costs.

PREPAID EXPENSES AND OTHER CURRENT ASSETS
-----------------------------------------

Prepaid expenses and other current assets consist primarily of miscellaneous prepaid expenses such as rent, insurance, taxes, and deposits. Prepaid expenses are assumed to have no estimated liquidation value.

PROPERTY PLANT AND EQUIPMENT
----------------------------

Property, Plant and Equipment includes owned land, buildings, fixtures and equipment, and leasehold improvements.

|X| LAND AND BUILDINGS: The value of Land and Buildings was based upon management's assessment of the value of each property considering both recent appraisals and the effects of the chapter 7 environment.

|X| FIXTURES AND EQUIPMENT: Fixtures and Equipment include warehouse equipment, office fixtures, and store equipment. The value of fixtures and equipment was based upon management's review of these assets, and after considering both results achieved in prior liquidations of Loehmann's Stores and recent appraisals.

|X| LEASEHOLD IMPROVEMENTS: No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of the leases.

PROPERTY HELD UNDER LEASE
-------------------------

To determine the estimated recovery from the liquidation of property held under lease, management relied upon recent appraisals. For the purpose of the liquidation analysis, both base term (excluding common area maintenance and taxes) and lease options, if appropriate, were included in the calculation of the beneficial lease value.

OTHER NON-CURRENT ASSETS
------------------------

Other non-current assets consists of Deferred Financing Fees, Goodwill, and Deposits. Deferred Financing Fees and Goodwill are assumed to have no value in a liquidation.

CREDIT AGREEMENT
----------------

The facility evidenced by the DIP Financing Agreement is secured by substantially all of the assets of Loehmann's.

BANK LETTERS OF CREDIT
----------------------

For the purposes of this analysis, management has assumed that all trade letters of credit are fully drawn by the holders of the letters of credit. The corresponding inventory has been included as an asset of the company in the liquidation analysis.

TRUSTEE AND PROFESSIONAL FEES
-----------------------------

Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $4.3 million. This figure is comprised of $2.3 million in trustee fees (3.0% of gross liquidation proceeds) and $2.0 million in professional fees.

ONGOING G&A EXPENSES
--------------------

Ongoing G&A expenses consist of corporate overhead to be incurred during the chapter 7 liquidation period plus occupancy costs to be incurred subsequent to the liquidation of the stores. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

SEVERANCE
---------

Severance is estimated based on the Company's existing severance programs.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
-------------------------------------

Accounts Payable and Accrued Expenses primarily represents trade credit provided by Loehmann's trade vendors during the chapter 11 period pursuant to an order of the Bankruptcy Court, plus various other expense payables.

LEASE REJECTION CLAIMS
----------------------

Lease rejection claims comprise claims resulting from Loehmann's rejection of unexpired leases. In accordance with section 502(b)(6) of the Bankruptcy Code, each lease rejection claim was calculated as the greater of one year, or 15%, not to exceed three years, of the remaining term of each lease. The total includes additional claims arising out of the rejection of estimated unexpired leases in an asset liquidation.

                                    EXHIBIT G

                                RECOVERY ANALYSIS

                  The recovery calculations detailed below assume, among other things, that distributions to the holders of Claims are as detailed in the Plan.

                  THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. SUCH TRADING VALUES COULD BE MATERIALLY DIFFERENT FROM THE VALUES ASSOCIATED WITH THIS RECOVERY ANALYSIS.

Derivation of New Common Stock
(IN THOUSANDS; EXCEPT PER SHARE VALUES)


Midpoint Enterprise Value.....................................   $105,000
Less:    Long-Term Indebtedness...............................   $30,000
         New Senior Notes.....................................   $25,000
Midpoint Equity Value.........................................   $50,000
Shares of New Common Stock....................................   3,333 shares
Price per Share of New Common Stock...........................   $15.00


Recovery to Class 5 General Unsecured Claims
(IN THOUSANDS; EXCEPT PER SHARE VALUES)


New Common Stock Distributed to Class 5........................  3,333 shares
Price per Share of New Common Stock............................  $15.00
Value of New Common Stock Distributed to Class 5...............  $50,000
New Senior Notes Distributed to Class 5........................  $25,000
Total Value of Distribution to Class 5.........................  $75,000
Estimated Claims in Class 5....................................  $140,900
Estimated Recovery Rate to Class 5.............................  53%

                                        2